SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            _________________________
                                    FORM 8-K
                                 CURRENT REPORT
                            _________________________

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  January 6, 1995

                           SHAWMUT NATIONAL CORPORATION
                (Exact Name of Registrant as Specified in Charter)

        Delaware                  1-10102                   06-1212629
     (State or Other          (Commission File            (IRS Employer
     Jurisdiction of            Number)                    Identification No.)
     Incorporation)

             777 Main Street, Hartford, Connecticut               06115
             One Federal Street, Boston, Massachusetts            02211
             (Address of principal executive offices)          (Zip Codes)

                                                                (203) 986-2000
          Registrant's telephone numbers, including area codes: (617) 292-2000

                               Not Applicable
     (Former name or former address, if changed since last report)


          ITEM 5.  OTHER EVENTS

                    Shawmut National Corporation ("SNC") and
          Shawmut Bank Connecticut, National Association (the "Bank), entered into a Purchase and Assumption Agreement, dated as of November 12, 1994 (the "Asset Purchase Agreement"), with Barclays Bank PLC ("Barclays") and Barclays Business Credit Inc. ("Business Credit") pursuant to which the Bank agreed to purchase substantially all of the assets and to assume certain liabilities of the Business Finance Division ("Finance Division") of Business Credit.

                    The purchase price is equal to the net book value of the assets to be acquired and the liabilities to be assumed plus a premium of $290 million. The book value of the assets to be acquired, totalling approximately $2.1 billion at September 30, 1994, include all of the business and operations of Business Credit conducted through the Finance Division, which includes, among other things, loans and loan commitments; all property acquired by Business Credit in connection with foreclosures on the property securing non-performing loans; the leased office facilities at which the Finance Division conducts business and leasehold improvements thereon; all rights and interests under the contracts relating to the Finance Division to which Business Credit is a party; certain investments;
          all books and records relating to the Finance Division;
          and all unearned fees relating to the purchased loans and loan commitments. The book value of the liabilities to be assumed was approximately $10.5 million at September
          30, 1994. SNC anticipates that the total funding required for the transaction will be approximately $2.4 billion. The Finance Division, based in Glastonbury, Connecticut, provides asset-based financing to middle market companies throughout the United States through its 17 nationwide offices.

                    The Asset Purchase Agreement may be terminated by either party if the closing has not taken place by March 31, 1995. SNC currently anticipates that the acquisition of the Finance Division will close on or before January 31, 1995, subject to the satisfaction of certain conditions, including certain regulatory approvals.

                    SNC entered into an agreement with Northeast Federal Corp. ("Northeast"), dated as of June 13, 1994, to acquire Northeast for $172.1 million in SNC common stock (the "Merger Agreement"). Northeast is a unitary savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended, which provides financial services through its subsidiary, Northeast Savings, F.A. As of September 30, 1994,
          Northeast had assets of $3.3 billion, deposits of $2.4
          billion and stockholders' equity of $135.1 million.
          Northeast has 33 offices located in Connecticut,
          Massachusetts and the capital region of New York.   Each
          issued and outstanding share of Northeast common stock, except for certain shares held by affiliates, will be converted into and exchangeable for a number of shares of SNC common stock equal to the exchange ratio (the
          "Exchange Ratio") determined as follows:

                    (i) if the SNC Common Stock Average Price is greater than or equal to $26.235, the Exchange Ratio will be .415;

                    (ii) if the SNC Common Stock Average Price is
                         less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be
                         (a) $10.875 divided by (b) the SNC Common
                         Stock Average Price; or

                  (iii)  if the SNC Common Stock Average Price
                         is less than $21.465, the Exchange
                         Ratio will be .507; provided,
                         however, that, as described below,
                         under such circumstances Northeast
                         has the right to terminate the Merger
                         Agreement, subject to the right of
                         SNC to avoid such termination by an
                         increase in the Exchange Ratio.

                    The Merger Agreement may be terminated if the transaction is not closed on or before June 30, 1995. In addition, if the SNC Common Stock Average Price (defined as the average daily closing price of SNC Common Stock as reported on the New York Stock Exchange Composite Transaction reporting system for the 15 consecutive full trading days prior to the date on which the last regulatory approval is obtained and all statutory waiting periods in respect thereof have expired) is less than $21.465, Northeast's Board of Directors may terminate the Merger Agreement pursuant to its terms, whether before or after the approval of the merger by Northeast's stockholders; provided, however, that SNC may avoid such termination by increasing the Exchange Ratio so that the shares of SNC Common Stock issued in exchange for each share of Northeast's common stock have a value (valued at the SNC Common Stock Average Price) of $10.875. At January 6, 1995, the closing price of SNC's Common Stock was $17.750 per share. In addition, the transaction is subject to the satisfaction of certain conditions, including certain regulatory approvals and approval by Northeast stockholders.


     ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
               AND EXHIBITS.

               (c) The following exhibits are filed with this Current Report on Form 8-K:

          EXHIBIT
          NUMBER              DESCRIPTION

          99.1 Agreement and Plan of Merger by and between Shawmut National Corporation and Northeast Federal Corp. dated June 11, 1994.

          99.2 Purchase and Assumption Agreement among Barclays Business Credit Inc., Barclays Bank PLC, Shawmut National Corporation and Shawmut Bank Connecticut, N.A. dated November 12, 1994.



                                 SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SHAWMUT NATIONAL CORPORATION


                                  By:
                                       Joel B. Alvord
                                       Chairman and Chief Executive Officer

     Dated:  January 6, 1995



                                  EXHIBIT INDEX

     Exhibit
     Number         Description

     99.1           Agreement and Plan of Merger by and
                    between Shawmut National Corporation
                    and Northeast Federal Corp. dated June
                    11, 1994.

     99.2           Purchase and Assumption Agreement among
                    Barclays Business Credit Inc., Barclays
                    Bank PLC, Shawmut National Corporation
                    and Shawmut Bank Connecticut, N.A.
                    dated November 12, 1994.


                                                               EXHIBIT 99.1



                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                          SHAWMUT NATIONAL CORPORATION

                                       and

                             NORTHEAST FEDERAL CORP.

                            Dated as of June 11, 1994


                               TABLE OF CONTENTS

                                                                       Page

                                    ARTICLE I

                                   THE MERGER

     1.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . . .
     1.2   Effective Time  . . . . . . . . . . . . . . . . . . . . . .
     1.3   Effects of the Merger . . . . . . . . . . . . . . . . . . .
     1.4   Conversion of Target Common Stock;
             Target Preferred Stock  . . . . . . . . . . . . . . . . .
     1.5   Conversion of Merger Sub Common Stock . . . . . . . . . . .
     1.6   Options and Warrants  . . . . . . . . . . . . . . . . . . .
     1.7   Certificate of Incorporation  . . . . . . . . . . . . . . .
     1.8   By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.9   Directors and Officers  . . . . . . . . . . . . . . . . . .
     1.10  Tax Consequences  . . . . . . . . . . . . . . . . . . . . .

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1   Parent to Make Shares Available . . . . . . . . . . . . . .
     2.2   Exchange of Shares  . . . . . . . . . . . . . . . . . . . . .

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     3.1   Corporate Organization  . . . . . . . . . . . . . . . . . .
     3.2   Capitalization  . . . . . . . . . . . . . . . . . . . . . . .
     3.3   Authority; No Violation . . . . . . . . . . . . . . . . . . .
     3.4   Consents and Approvals  . . . . . . . . . . . . . . . . . . .
     3.5   Loan Portfolio; Reports . . . . . . . . . . . . . . . . . . .
     3.6   Financial Statements  . . . . . . . . . . . . . . . . . . . .
     3.7   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . .
     3.8   Absence of Certain Changes or Events  . . . . . . . . . . . .
     3.9   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . .
     3.10  Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . .
     3.11  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.12  SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . .
     3.13  Target Information  . . . . . . . . . . . . . . . . . . . . .
     3.14  Compliance with Applicable Law  . . . . . . . . . . . . . . .
     3.15  Certain Contracts . . . . . . . . . . . . . . . . . . . . . .
     3.16  Agreements with Regulatory Agencies . . . . . . . . . . . . .
     3.17  Investment Securities . . . . . . . . . . . . . . . . . . . .
     3.18  Intellectual Property . . . . . . . . . . . . . . . . . . . .
     3.19  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .
     3.20  Takeover Restrictions . . . . . . . . . . . . . . . . . . . .
     3.21  Administration of Fiduciary Accounts  . . . . . . . . . . . .
     3.22  Environmental Matters . . . . . . . . . . . . . . . . . . . .
     3.23  Derivative Transactions . . . . . . . . . . . . . . . . . . .
     3.24  Accuracy of Information . . . . . . . . . . . . . . . . . . .
     3.25  Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.26  Assistance Agreements . . . . . . . . . . . . . . . . . . . .
     3.27  DEPCO Directors . . . . . . . . . . . . . . . . . . . . . . .
     3.28  Qualified Thrift Lender . . . . . . . . . . . . . . . . . . .
     3.29  Knowledge as to Conditions  . . . . . . . . . . . . . . . . .


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                 OF PARENT

     4.1   Corporate Organization  . . . . . . . . . . . . . . . . . . .
     4.2   Capitalization  . . . . . . . . . . . . . . . . . . . . . . .
     4.3   Authority; No Violation . . . . . . . . . . . . . . . . . . .
     4.4   Consents and Approvals  . . . . . . . . . . . . . . . . . . .
     4.5   Financial Statements  . . . . . . . . . . . . . . . . . . . .
     4.6   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . .
     4.7   Absence of Certain Changes or Events  . . . . . . . . . . . .
     4.8   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . .
     4.9   Compliance with Applicable Law  . . . . . . . . . . . . . . .
     4.10  SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . .
     4.11  Parent Information  . . . . . . . . . . . . . . . . . . . . .
     4.12  Accuracy of Information . . . . . . . . . . . . . . . . . . .
     4.13  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .
     4.14  Knowledge as to Conditions  . . . . . . . . . . . . . . . . .

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1   Covenants of Target . . . . . . . . . . . . . . . . . . . . .
     5.2   Covenants of Parent . . . . . . . . . . . . . . . . . . . . .

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1   Regulatory Matters  . . . . . . . . . . . . . . . . . . . . .
     6.2   Access to Information . . . . . . . . . . . . . . . . . . . .
     6.3   Stockholders Meeting  . . . . . . . . . . . . . . . . . . . .
     6.4   Legal Conditions to Merger  . . . . . . . . . . . . . . . . .
     6.5   Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . .
     6.6   Stock Exchange Listing  . . . . . . . . . . . . . . . . . . .
     6.7   Indemnification; Directors' and Officers' Insurance . . . . .
     6.8   Subsequent Financial Statements . . . . . . . . . . . . . . .
     6.9   Additional Agreements . . . . . . . . . . . . . . . . . . . .
     6.10  Advice of Changes . . . . . . . . . . . . . . . . . . . . . .
     6.11  Current Information . . . . . . . . . . . . . . . . . . . . .
     6.12  Termination of Regulatory Agreements  . . . . . . . . . . . .
     6.13  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . .
     6.14  Employee Benefit Plans; Existing Agreements . . . . . . . . .

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1   Conditions to Each Party's Obligation To
             Effect the Merger . . . . . . . . . . . . . . . . . . . . .
             (a)  Stockholder Approval   . . . . . . . . . . . . . . . .
             (b)  NYSE Listing   . . . . . . . . . . . . . . . . . . . .
             (c)  Other Approvals  . . . . . . . . . . . . . . . . . . .
             (d)  S-4  . . . . . . . . . . . . . . . . . . . . . . . . .
             (e)  No Injunctions or Restraints;
                    Illegality   . . . . . . . . . . . . . . . . . . . .
             (f)  Federal Tax Opinion  . . . . . . . . . . . . . . . . .
     7.2   Conditions to Obligations of Parent . . . . . . . . . . . . .
             (a)  Representations and Warranties   . . . . . . . . . . .
             (b)  Performance of Obligations of Target   . . . . . . . .
             (c)  Consents Under Agreements  . . . . . . . . . . . . . .
             (d)  No Pending Governmental Actions  . . . . . . . . . . .
             (e)  DEPCO Directors  . . . . . . . . . . . . . . . . . . .
             (f)  Accountant's Letter  . . . . . . . . . . . . . . . . .
     7.3   Conditions to Obligations of Target . . . . . . . . . . . . .
             (a)  Representations and Warranties   . . . . . . . . . . .
             (b)  Performance of Obligations of Parent   . . . . . . . .
             (c)  Consents Under Agreements  . . . . . . . . . . . . . .
             (d)  No Pending Governmental Actions  . . . . . . . . . . .

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . .
     8.2   Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.3   Effect of Termination . . . . . . . . . . . . . . . . . . . .
     8.4   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.5   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . .

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .
     9.2   Alternative Structure . . . . . . . . . . . . . . . . . . . .
     9.3   Nonsurvival of Representations, Warranties
             and Agreements  . . . . . . . . . . . . . . . . . . . . . .
     9.4   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .
     9.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .
     9.6   Interpretation  . . . . . . . . . . . . . . . . . . . . . . .
     9.7   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .
     9.8   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .
     9.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . . .
     9.10  Enforcement of Agreement  . . . . . . . . . . . . . . . . . .
     9.11  Severability  . . . . . . . . . . . . . . . . . . . . . . . .
     9.12  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .
     9.13  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .


                          AGREEMENT AND PLAN OF MERGER

                AGREEMENT AND PLAN OF MERGER, dated as of June 11, 1994 (this "Agreement"), by and between Shawmut National Corporation, a Delaware corporation ("Parent"), and Northeast Federal Corp., a Delaware corporation ("Target").

                WHEREAS, the Boards of Directors of Parent and Target have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which a subsidiary of Parent ("Merger Sub") will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Target; and

                WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into Target. Target shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

                1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section
     9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

                1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

                1.4 Conversion of Target Common Stock; Target Preferred Stock. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of Target (the "Target Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock held
     (x) in Target's treasury or (y) directly or indirectly by Parent or Target or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the number of shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith) determined as follows:

                  (i) if the Parent Common Stock Average Price (as defined in Section 8.1(g) hereof) is greater than or equal to $26.235, the Exchange Ratio will be .415;

                 (ii) if the Parent Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (i) $10.875 divided by
                         (ii) the Parent Common Stock Average Price; or

                (iii) if the Parent Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507.

                All of the shares of Target Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Target Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Target Common Stock represented by such Certificate have been converted pursuant to this
     Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Target Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued, in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Parent should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                (b) At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and all shares of Target Common Stock that are owned directly or indirectly by Parent or Target or any of their respective Subsidiaries (other than shares of Target Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target or any of their respective subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Target Common Stock held by Parent or Target or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Target Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target or any of their respective subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Target or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

                (c) At and after the Effective Time each share of the $8.50 Cumulative Preferred Stock, Series B, of Target (the "Target Series B Preferred Stock"), outstanding shall remain outstanding.

                1.5 Conversion of Merger Sub Common Stock. Each of the 100 shares of the common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for one share common stock, par value $1.00, of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of Common Stock of the Surviving Corporation.

                1.6 Options and Warrants. At the Effective Time, each option and warrant granted by Target to purchase shares of Target Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and, in the case of options, otherwise subject to the terms of the 1983 Stock Option Plan of Target, The 1986 Stock Option Plan of Target, the Target 1993 Stock Option Plan, or the Target 1993 Stock Option Plan for Three Year Term Outside Directors, as the case may be (each a "Target Stock Option Plan"; collectively the "Target Stock Option Plans") or, in the case of warrants, otherwise subject to the terms of the Stock Warrants, each dated April 22, 1992, of Target (the "Target Warrants")):

                (a) The number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of the number of shares of Target Common Stock subject to the original option or warrant and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                (b) The exercise price per share of Parent Common Stock under the new option or warrant shall be equal to the exercise price per share of Target Common Stock under the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option or warrant shall be the same as the original option or warrant, except that all references to Target shall be deemed to be references to Parent.

                1.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Target, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

                1.8 By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                1.9 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, provided that so long as the Target Series B Preferred Stock is outstanding by the terms thereof, and DEPCO or any Nominee (each as defined in Section 3.27) is entitled to elect directors of Target pursuant to the terms of the Target Series B Preferred Stock, the directors elected by the holders of the Target Series B Preferred Stock shall be directors of the Surviving Corporation.

                1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

                2.1 Parent to Make Shares Available. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent (which may be a Subsidiary of Parent) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Target Common Stock.

                2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares, if any, into which the shares of Target Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Target Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an Affiliate (as defined in Section 6.5) of Target unless such Affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.5.

                (b) No dividends or other distributions payable after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall duly surrender such Certificate in accordance with this Article
     II.  After the surrender of a Certificate in accordance with this
     Article II, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable with respect to the shares of Parent Common Stock represented by such Certificate after the Effective Time but on or before the time of such surrender. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his or her Target Common Stock shall have been converted.

                (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (d) After the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

                (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Target. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Target who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

                (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Target for six months after the Effective Time shall be paid to Parent. Any stockholders of Target who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Target Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Target, the Exchange Agent or any other person shall be liable to any former holder of shares of Target Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                Target hereby represents and warrants to Parent and Merger Sub as follows:

                3.1 Corporate Organization. (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Target. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Target or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or financial condition of such party and its Subsidiaries taken as a whole or the ability of any party to consummate the transactions contemplated hereby on the terms hereof, it being understood that a Material Adverse Effect will not include a change with respect to, or effect on, such entity resulting from a change in law, rule, regulation, generally accepted or regulatory accounting principles, or a change with respect to, or effect on, such entity resulting from any other matter affecting financial institutions or their holding companies generally. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or of which the party holds 25% or more of the shares. Target is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). The copies of the Certificate of Incorporation and By-laws of Target which have previously been delivered to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                (b) Northeast Savings, F.A. ("Target Bank") is a federal savings and loan association or savings bank duly organized, validly existing and in good standing under the laws of the United States.
     The deposit accounts of Target Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Target Bank. Target Bank is the only direct Subsidiary of Target, and is the only Subsidiary of Target that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Target Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Target. The copies of the Federal Stock Charter and By-laws of Target Bank which have previously been delivered to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                (c) The minute books of Target and Target Bank accurately reflect in all material respects all corporate actions held or taken since January 1, 1989 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                3.2 Capitalization. (a) The authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share ("Target Preferred Stock"). As of March 31, 1994, there are (x) 13,519,193 shares of Target Common Stock issued and outstanding and no shares of Target Common Stock held in Target's treasury and 402,576 shares of Target Series B Preferred Stock issued and outstanding,
     (y) no shares of Target Common Stock reserved for issuance upon exercise of outstanding stock options or warrants or otherwise except for (i) 1,497,292 shares of Target Common Stock reserved for issuance pursuant to the Target Stock Option Plans and (ii) 800,000 shares of Target Common Stock reserved for issuance pursuant to the Target Warrants and (z), except for the 402,576 shares of Target Series B Preferred Stock issued and outstanding and shares of such stock which may be issued in payment for dividends on the Target Series B Preferred Stock, no shares of Target Preferred Stock are issued or outstanding or reserved for issuance. All of the issued and outstanding shares of Target Common Stock and Target Series B Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Target Disclosure Schedule"), Target does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Target Common Stock or Target Preferred Stock or any other equity security of Target or any securities representing the right to purchase or otherwise receive any shares of Target Common Stock or any other equity security of Target. The names of the optionees, the date of each option to purchase Target Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Target Stock Option Plans are set forth in Section 3.2(a) of the Target Disclosure Schedule. Except as set forth in Section 3.2(a) of the Target Disclosure Schedule, since March 31, 1994, Target has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee or director stock options granted prior to such date and except for Series B Preferred Stock issued in payment of dividends on outstanding shares of Series B Preferred Stock. Section 3.2(a) of the Target Disclosure Schedule sets forth the number of shares of Target Common Stock issued and outstanding as of the date of this Agreement. Target has reserved an adequate number of shares to cover exercise of options under the currently outstanding options granted pursuant to the Target Stock Option Plans.

                (b) Section 3.2(b) of the Target Disclosure Schedule sets forth a true and correct list of all of the Target Subsidiaries as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Target Disclosure Schedule, Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Target Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each Target Subsidiary is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization. No Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6 hereof and except pursuant to the DEPCO Agreement (as defined in Section 3.27), at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Target or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Target or any of its Subsidiaries.

                3.3 Authority; No Violation. (a) Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target has directed that this Agreement and the transactions contemplated hereby be submitted to Target's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Target's stockholders, no other corporate proceedings on the part of Target are necessary to approve this Agreement and to consummate the transactions contemplated hereby.
     This Agreement has been duly and validly executed and delivered by Target and constitutes a valid and binding obligation of Target.

                (b) Except as set forth in Section 3.3(b) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby or thereby, nor compliance by Target with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Target or the certificate of incorporation, by-laws or similar governing documents of Target Bank or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or Target Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Target or Target Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or Target Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Target.

                3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applications and notices, (b) the filing of applications with the Office of Thrift Supervision (the "OTS") under the HOLA and approval of such applications, (c) the filing of any required applications or notices with any state agencies and approval of such applications (the "State Approvals"), (d) the filing with the SEC of a proxy statement in definitive form relating to any meeting of Target's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (e) the approval of this Agreement by the requisite vote of the stockholders of Target, (f) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, and (g) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Target Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
     (1) the execution and delivery by Target of this Agreement and (2) the consummation by Target of the Merger and the other transactions contemplated hereby.

                3.5  Loan Portfolio; Reports.  (a)  Except as set forth in
     Section 3.5(a) of the Target Disclosure Schedule, as of March 31, 1994, neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of March 31, 1994, over 90 days delinquent in payment of principal or interest or in default under any other provision, or (ii) Loan to any director, executive officer or ten percent stockholder of Target or any of its Subsidiaries or, to the knowledge of Target, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.5(a) of the Target Schedule sets forth (i) all of the Loans of Target or any of its Subsidiaries the unpaid principal amount in excess of (A) $100,000 that as of the date of this Agreement are internally classified as "Substandard," "Doubtful," "Loss," or "Classified," (B) $100,000 that as of the date of this Agreement are internally classified as "Criticized," "Other Loans Especially Mentioned" or "Special Mention",
     (C) $750,000 that as of the date of this Agreement are internally classified as "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, in each case together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Target and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Target shall promptly inform Parent of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement. Target and its Subsidiaries have internally classified, in the manner described above, all Loans that any auditor or government examiner has criticized or classified, and the internal classification of such Loans is at least as strict as the criticism or classification thereof by an auditor or government examiner.

                (b) Target and Target Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1990 with (i) the Federal Reserve Board, (ii) the FDIC,
     (iii) the OTS, (iv) any state regulatory authority (each a "State Regulator") and (v) any self-regulatory organization ("SRO") (collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1989, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, the Federal Reserve Board, the FDIC, the OTS, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Target and its Subsidiaries, and except as otherwise disclosed in
     Section 3.5(b) of the Target Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since January 1, 1989. Except as otherwise disclosed in
     Section 3.5(b) of the Target Disclosure Schedule, there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Target or any of its Subsidiaries.

                3.6 Financial Statements. Target has previously delivered to Parent copies of (a) the consolidated balance sheets of Target and its Subsidiaries as of December 31, for the fiscal years ended December 31, 1992 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the fiscal years in the three year period ended December 31, 1993, as reported in Target's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit reports of Deloitte & Touche or Coopers & Lybrand, independent public accountants with respect to Target, and (b) the unaudited consolidated balance sheets of Target and its Subsidiaries as of March 31, 1993 and March 31, 1994 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three month periods then ended as reported in Target's Quarterly Report on Form 10-Q for the period ended March 31, 1994 filed with the SEC under the Exchange Act. The March 31, 1994 consolidated balance sheet of Target (including the related notes, where applicable) fairly presents the consolidated financial position of Target and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
     Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Target and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Target and Target Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                3.7 Broker's Fees. Neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Target has engaged, and will pay a fee or commission to, Lehman Brothers Inc. ("Lehman Brothers") in accordance with the terms of a letter agreement between Lehman Brothers and Target, a true, complete and correct copy of which has been previously delivered by Target to Parent.

                3.8 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Target Disclosure Schedule or as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, true, complete and correct copies of which have previously been delivered to Parent, since December 31, 1993, (i) neither Target nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of its business consistent with prudent banking practices, and (ii) no events have occurred which have had, individually or in the aggregate, a Material Adverse Effect on Target.

                (b) Except as set forth in Section 3.8(b) of the Target Disclosure Schedule or as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, since December 31, 1993, Target and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with prudent banking practices.

                (c) Except as set forth in Section 3.8(c) of the Target Disclosure Schedule, since December 31, 1993, neither Target nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1993, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1993 and 1994 as listed in Section 3.8 of the Target Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

                3.9  Legal Proceedings.  (a)  Except as set forth in
     Section 3.9(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Target's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries as to which there is a reasonable probability of an adverse determination and (i) which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Target or the Surviving Corporation or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

                (b) Except as otherwise disclosed in Section 3.9(b) of the Target Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Target or the Surviving Corporation.

                (c) Section 3.9(c) of the Target Disclosure Schedule sets forth all pending litigation involving any claim against the Target Bank or any of its Subsidiaries, whether directly or by counterclaim, involving a "lender liability" cause of action.

                3.10 Taxes and Tax Returns. (a) Except as may be reflected in Section 3.10 of the Target Disclosure Schedule or, in the aggregate, otherwise would not have a Material Adverse Effect on Target, Parent or the Surviving Corporation, each of Target and its Subsidiaries has duly filed all Federal, state, and to the best of its knowledge, county, local and foreign Tax returns (including, without limitation, information returns and returns of estimated tax) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete) and has duly paid or made adequate provision for the payment of all Taxes (as defined below) that have been incurred by it or are due or claimed to be due from it by Federal, state, county, local or foreign taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are being contested in good faith (and which are set forth in Section 3.10 of the Target Disclosure Schedule). The income tax returns of Target and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years through and including 1979, and the deficiencies (if any) asserted as a result of such examination either, in the aggregate, were not material, or have been satisfied. Except as may be reflected in Section 3.10 of the Target Disclosure Schedule there are no material disputes pending, or claims asserted for, Taxes or assessments upon Target or any of its Subsidiaries, nor does Target or any of its Subsidiaries have outstanding any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county, local or foreign income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Target and its Subsidiaries from their employees, customers, depositors, shareholders and others from whom they are required to withhold Tax in compliance with all applicable Federal, state, county, local and foreign laws, except where the failures to do so would not, in the aggregate, have a Material Adverse Effect on Target, Parent or the Surviving Corporation and (ii) there are no Tax liens upon any property or assets of the Target or its Subsidiaries except liens for current Taxes not yet due. Except as, in the aggregate, would not have a Material Adverse Effect on Target, Parent or the Surviving Corporation, or as disclosed in Section 3.10 of the Target Disclosure Schedule, to the best of its knowledge, (i) no property of Target or any of its Subsidiaries is property that Target or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ii) neither Target nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason a voluntary change in accounting method initiated by Target or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method; and (iii) neither Target nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

                (b) As used in this Agreement, the term "Tax" or "Taxes" means all Federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, transfer gains, property, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, intangibles, franchise, and other taxes, governmental charges, levies or like assessments together with all penalties and additions to Tax and interest thereon.

                (c) Target Bank, at the close of its most recent taxable year, qualified, and on the Closing Date will qualify either as a "domestic building and loan association" within the meaning of
     Section 7701(a)(19) of the Code or as a "mutual savings bank" within the meaning of Section 591(b) of the Code that meets the requirements of Section 7701(a)(19)(C) of the Code.

                3.11  Employees.  (a)  The Target Reports (as defined in
     Section 3.12 hereof) accurately describe all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of Target or its Subsidiaries (collectively, the "Compensation and Benefit Plans") required to be described in such Target Reports. The Compensation and Benefit Plans and all other benefit plans, contracts or arrangements covering directors, employees or former employees of Target or its Subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Section 3.11 of the Target Disclosure Schedule. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto, including but not limited to (i) the actuarial report for such plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such plan, have heretofore been delivered to Parent.

                (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the IRS, and Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. The 1985 Target Employee Stock Ownership Plan satisfies the requirements for an employee stock ownership plan under Section 4975(e)(7) of the Code. There is no material pending or threatened litigation relating to the Plans. Neither Target nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Target or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Target or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Target or any of its Subsidiaries under Section 4001 of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Target and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                (d) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Target nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan Year. The withdrawal liability of Target and its Subsidiaries under each Benefit Plan which is a multiemployer plan to which Target, its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

                (f) Neither Target nor its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth in Section 3.11 of the Target Disclosure Schedule.
      Except as set forth in Section 3.11 of the Target Disclosure Schedule, there are no restrictions on the rights of Target or its Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

                (g) Target and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

                (h) Neither Target nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Target or any of its Subsidiaries the subject of any material proceeding asserting that Target or any such Subsidiary has committed an unfair labor practice or seeking to compel Target or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving Target or any of its Subsidiaries pending or, to the best of Target's knowledge, threatened, nor is Target aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                3.12 SEC Reports. Target has made or will make available to Parent an accurate and complete copy of each (a) registration statement, prospectus, report, schedule, proxy statement, information statement or other stockholder communication used, circulated or filed after January 1, 1990 by Target, and no such registration statement, prospectus, report, schedule, proxy statement, information statement or communication, each in the form (including exhibits and amendments thereto) filed with the SEC (or if not so filed, in the form first used or circulated) (collectively, the "Target Reports"), contained, as of its date, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Target has timely filed, and will timely file, all Target Reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, and, as of their respective dates, all Target Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                3.13 Target Information The information relating to or provided by Target and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement and the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                3.14 Compliance with Applicable Law. Except as disclosed in Section 3.14 of the Target Disclosure Schedule, Target and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Target or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target or the Surviving Corporation, and neither Target nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

                3.15  Certain Contracts.  (a)  Except as set forth in
     Section 3.15(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
     (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Target, Target Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof,
     (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Target Reports filed with the SEC during 1994, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $500,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by Target or Target Bank, or
     (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Target has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Target or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this
     Section 3.15(a), whether or not set forth in Section 3.15(a) of the Target Disclosure Schedule, is referred to herein as a "Target Contract," and neither Target nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above.

                (b) Except as set forth in Section 3.15(b) of the Target Disclosure Schedule, (i) each Target Contract is valid and binding and in full force and effect, (ii) Target and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Target, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Target.

                3.16 Agreements with Regulatory Agencies. Except as disclosed in the Target Reports or as set forth in Section 3.16 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Target Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Target or any of its Subsidiaries been advised by any regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                3.17 Investment Securities. Section 3.17 of the Target Disclosure Schedule sets forth the book and market value as of March 31, 1994 of the investment securities, mortgage backed securities and securities held for sale of Target and its Subsidiaries. Section 3.17 of the Target Disclosure Schedule sets forth an investment securities report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates, market values, book yields and weighted average coupon, in each case as of March 31, 1994.

                3.18 Intellectual Property. Except where there would be no Material Adverse Effect on Target, Target and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Target nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Target and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target.

                3.19  Undisclosed Liabilities.  Except (a) as set forth in
     Section 3.19 of the Target Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Target included in its Form 10-Q for the period ended March 31, 1994 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since
     March 31, 1994, neither Target nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have, a Material Adverse Effect on Target or the Surviving Corporation.

                3.20 Takeover Restrictions. (a) The Board of Directors of Target has approved the transactions contemplated by this Agreement such that the supermajority vote provisions of Section 203 of the DGCL and Section 8 of Target's Certificate of Incorporation will not apply to this Agreement or any of the transactions contemplated hereby.

                (b) No "business combination", "moratorium", "control share", or other federal or state antitakeover statute or regulation (collectively, "Antitakeover Provisions") other than HOLA or the Federal Deposit Insurance Act (i) prohibits or restricts Target's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, (iii) would subject Parent or Merger Sub to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, or (iv) would provide any rights to, or permit the exercise of rights by, Target's stockholders.

                3.21 Administration of Fiduciary Accounts. Each of Target and Target Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Target nor Target Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Target, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                3.22  Environmental Matters.  Except as set forth in
     Section 3.22 of the Target Disclosure Schedule, to the knowledge of
     Target:

                (a) Each of Target, its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Material or petroleum or petroleum products, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material or petroleum or petroleum products), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Target;

                (b) There is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which Target, any of its Subsidiaries, any Participation Facility or any Loan/Fiduciary Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice Target, any of its Subsidiaries, Participation Facility or Loan/Fiduciary Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined) or petroleum or petroleum products whether or not occurring at or on a site owned, leased or operated by Target or any of its Subsidiaries, any Participation Facility or any Loan/Fiduciary Property, except where such noncompliance or release has not had, and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target;

                (c) During the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there has been no release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, except where such release or threatened release has not had and cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target. Prior to the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties,
     (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there was no release or threatened release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target; and

                (d)  The following definitions apply for purposes of this
     Section 3.22: (x) "Loan/Fiduciary Property" means any property owned or controlled by Target or any Target Subsidiary or in which Target or any of its Subsidiaries holds a security or other interest, and, where required by the context, said term means the owner or operator of such property; (y) "Participation Facility" means any facility in which Target or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance.

                3.23 Derivative Transactions. Section 3.23 of the Target Disclosure Schedule sets forth the market value, as of May 31, 1994, of all holdings by Target or any of its Subsidiaries of positions in forwards, futures, options on futures, swaps and any other instrument within the scope of Target's Board-approved investment policy ("Derivative Instruments"). Except as set forth in Section 3.23 of the Target Disclosure Schedule, since December 31, 1993 neither Target nor any of its Subsidiaries has engaged in any transactions in or involving Derivative Instruments except as agent on the order and for the account of others. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Target or any of its Subsidiaries, would be classified as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Target or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

                3.24 Accuracy of Information. The statements contained in this Agreement, the Target Disclosure Schedules or in any other written document delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct, and such statements and documents do not omit any fact necessary to make the statements contained therein not misleading.

                3.25 Opinion. Target has received an opinion, dated the date of this Agreement, from Lehman Brothers to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the consideration to be received by the stockholders of Target pursuant to the Merger is fair to such stockholders from a financial point of view.

                3.26  Assistance Agreements.  Except as set forth in
     Section 3.26 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally or state assisted acquisition of a depository institution pursuant to which Target or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

                3.27 DEPCO Directors. On the date hereof, (i) the Rhode Island Depositors Economic Protection Corporation ("DEPCO") or any "Nominee" as defined in the Stock and Warrant Purchase Agreement dated as of April 21, 1992, by and between DEPCO and Target (the "DEPCO Agreement") (A) owns all of the issued and outstanding shares of Target's Series B Preferred Stock and (B) has the right to elect and has elected at least one current member of Target's Board of Directors and (ii) on the date hereof, and at all times through and including the Effective Date, the Directors elected by DEPCO or any "Nominee" as defined in the DEPCO Agreement pursuant to the terms of the Target Series B Preferred Stock shall represent less than 20% of the members of Target's Board of Directors.

                3.28 Qualified Thrift Lender. Target Bank is a "qualified thrift lender" within the meaning set forth in Section 10(m) of HOLA.

                3.29 Knowledge as to Conditions. Target knows of no reason why the Requisite Regulatory Approvals (as defined below) should not be obtained.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

                Parent hereby represents and warrants to Target as follows:

                4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to Target, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                (b) Merger Sub is or will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (c) Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

                4.2 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, without par value ("Parent Preferred Stock"). At the close of business on March 31, 1994 there were 95,927,307 shares of Parent Common Stock, 700,000 shares of Parent Preferred Stock (of stated value of $50.00 per share), and 5,750,000 shares of Parent Depositary Shares (each representing a one-tenth interest in a share of 9.30% cumulative preferred stock ($250 stated value)) issued and outstanding, and 543 shares of Parent Common Stock held in Parent's treasury. On March 31, 1994, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 13,052,807 shares of Parent Common Stock were reserved for issuance pursuant to Parent's dividend reinvestment and stock purchase plans, 6,115,251 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Option and Restricted Stock Award Plan and the Parent 1989 Nonemployee Directors' Restricted Stock Plan (collectively, the "Parent Stock Plans"), 9,357,452 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of New Dartmouth Bank ("New Dartmouth") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of March 23, 1993, as amended, between Parent and New Dartmouth, 8,453,445 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of Peoples Bancorp of Worcester, Inc. ("Peoples") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger dated as of August 26, 1993, as amended, between Parent and Peoples, 7,627,301 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of Gateway Financial Corporation ("Gateway") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger between Parent, Shawmut Service Corporation and Gateway dated as of November 5, 1993, and 1,500,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Parent and Manufacturers Hanover Trust Company, as Rights Agent (the "Parent Shareholder Rights Agreement"). In addition, Parent has issued and outstanding 1,329,115 warrants to purchase Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Disclosure Schedule which is being delivered by Parent to Target herewith (the "Parent Disclosure Schedule") and except for the Parent Shareholder Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                (b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Parent Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent.

                (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent or Merger Sub, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, as the case may be, or
     (ii) assuming that the consents and approvals referred to in
     Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Parent.

                4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices,
     (ii) the filing of applications with the OTS under HOLA and approval of such applications, (iii) the State Approvals, (iv) the filing with the SEC of the S-4, (v) the approval of this Agreement by Parent as the sole stockholder of Merger Sub, (vi) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (viii) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of the outstanding shares of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby.

                4.5 Financial Statements. Parent has previously delivered to Target copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Price Waterhouse, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1994 and March 31, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1994 filed with the SEC under the Exchange Act. The December 31, 1993 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
     Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in
     Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                4.6 Broker's Fees. Neither Parent, Merger Sub nor any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a financial advisory service fee to, Morgan Stanley & Co. Incorporated.

                4.7 Absence of Certain Changes or Events. Except as may be set forth in Section 4.7 of the Parent Disclosure Schedule, or as disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 or in any Current Reports of Parent on Form 8-K filed prior to the date of this Agreement, true, complete and correct copies of which have previously been delivered to Target, since December 31, 1993, no event has occurred which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Parent Disclosure Schedule or in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries as to which there is a reasonable probability of an adverse determination and (i) which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Parent.

                4.9 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

                4.10 SEC Reports. Parent has made or will make available to Target an accurate and complete copy of each (a) registration statement, prospectus, report, schedule, proxy statement, information statement or other stockholder communication used, circulated or filed after January 1, 1990 by Parent, and no such registration statement, prospectus, report, schedule, proxy statement, information statement or other stockholder communication used, each in the form (including exhibits and amendments thereto) filed with the SEC (or if not so filed, in the form first used or circulated) (collectively, the "Parent Reports"), contained, as of its date, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed, and will timely file, all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                4.11 Parent Information. The information relating to or provided by Parent and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The S-4 (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                4.12 Accuracy of Information. The statements contained in this Agreement, the Parent Disclosure Schedule or in any other written document delivered by or on behalf of Parent pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                4.13  Undisclosed Liabilities.  Except (a) as set forth in
     Section 4.13 of the Parent Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in its Form 10-Q for the quarter ended March 31, 1994 and (c) for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1993, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have a Material Adverse Effect.

                4.14 Knowledge as to Conditions. Parent knows of no reason why the Requisite Regulatory Approvals should not be obtained.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                5.1 Covenants of Target. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, Target and its Subsidiaries shall carry on their respective businesses in the ordinary course and consistent with prudent banking practice. Target will, and will use its best efforts to cause each of its Subsidiaries, to (x) preserve intact its and their business organizations, (y) keep available to itself and Parent the present services of its and their employees and
     (z) preserve intact for itself and Parent the goodwill of its and their customers and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as consented to in writing by Parent, Target shall not, and shall not permit any of its Subsidiaries to:

                (a) solely in the case of Target, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for regular dividends on Target Series B Preferred Stock;

                (b) (i) adjust, split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than payment of regular dividends on Target Series B Preferred Stock) or grant any stock appreciation rights except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee or director benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and listed in Section 3.11 of the Target Disclosure Schedule, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof or as required by the DEPCO Agreement) any shares of the capital stock of Target or any Target Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Target or any Target Subsidiary;

                (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (other than payment of regular dividends on Target Series B Preferred Stock) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the grant of options required pursuant to the Subsequent Grant provision of the Target 1993 Stock Option Plan For Three Year Term Outside Directors (the "Subsequent Options") and the issuance of Target Common Stock upon exercise of Subsequent Options, the issuance of Target Common Stock upon exercise of Subsequent Options, the issuance of Target Common Stock pursuant to stock options or similar rights to acquire Target Common Stock granted pursuant to the Target Stock Option Plans and outstanding prior to the date of this Agreement or pursuant to the Target Warrants, in each case in accordance with their terms on the date hereof;

                (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

                (e) authorize or permit any of its officers, directors, employees or agents directly or indirectly to solicit, initiate or encourage any inquiries relating to, or other making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of Target as advised in writing by such Board's outside counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Target may communicate information about any such takeover proposal to its stockholders if, in the judgment of Target's Board of Directors with the written advice of such Board's outside counsel, such communication is required under applicable law. Target will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing and shall demand the return of any confidential information provided to any other person and will enforce its rights, under any confidentiality agreement, to the return of any confidential information in the event any such other person does not return such information. Target will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this
     Section 5.1(e) of the obligations undertaken in this Section 5.1(e). Target will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Target, and Target will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Target or any Subsidiary of Target or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Target or any Subsidiary of Target other than the transactions contemplated or permitted by this Agreement;

                (f) except as set forth in Section 5.1 of the Target Disclosure Schedule, make any capital expenditures other than in the ordinary course of business, as necessary to maintain existing assets in good repair or capital expenditures contemplated by the Target Business Plan dated as of April 15, 1994 previously furnished to Parent (the "Business Plan");

                (g) enter into any new, or materially alter or expand any present line of business other than new lines of businesses, or material alterations or expansions of present lines of business contemplated by the Business Plan;

                (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (other than in the ordinary course of business) otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, which would be material, individually or in the aggregate, to Target or Target Bank, as the case may be;

                (i) except as required by law, take any action that is intended or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

                (j) change its methods of accounting in effect at March 31, 1994, except as required by changes in GAAP or regulatory accounting principles as concurred in by Target's independent auditors;

                (k) except as set forth in Section 5.1 of the Target Disclosure Schedule, (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew (for a term longer than the prior term) or terminate any Plan or any agreement, arrangement, plan or policy between Target or any Subsidiary of Target and one or more of its current or former directors, officers or employees or (ii) except as set forth in
     Section 5.1 of the Target Disclosure Schedule, except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or
     (iii) enter into, modify or renew (for a term longer than the prior term) any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

                (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                (m) other than activities in the ordinary course of business consistent with prudent banking practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                (n) other than in the ordinary course of business consistent with prudent banking practice or to cover expenses and obligations under this Agreement, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                (o) file any application to relocate or terminate the operations of any office of it or any of its Subsidiaries (other than the previously announced move of Target's head office to Farmington, Connecticut);

                (p) commit any act or omission which constitutes a breach or default by Target or any of its Subsidiaries under any Regulatory Agreement or a material breach or default by Target or any of its Subsidiaries under any material contract or material license to which Target or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

                (q) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                (r) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or their respective properties is bound except that Target may renew contracts, agreements or leases in the ordinary course of business after consultation with Parent;

                (s) settle any claim, action or proceeding involving any liability of Target or any Subsidiary of Target for material money damages or material restrictions upon the operation of Target or any Subsidiary of Target;

                (t) take any other action that would materially adversely affect or materially delay the ability of Parent or Target to obtain the Requisite Regulatory Approvals (as defined below) or otherwise materially adversely affect Parent's ability to consummate the transactions contemplated by this Agreement; or

                (u) authorize or enter into any agreement or commitment to do any of the foregoing.

                5.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Target, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice. Without limiting the generality of the foregoing, and except as consented to in writing by Target, Parent shall not, and shall not permit any of its Subsidiaries to:

                (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in
     Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                (b) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                (c) take any other action that would materially adversely affect or materially delay the ability of Parent or Target to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Parent's ability to consummate the transactions contemplated by this Agreement;

                (d) solely in the case of Parent, declare or pay any dividend on, or make any other distributions in respect of, the Parent Common Stock except for regular dividends and dividends or distributions in Parent Common Stock;

                (e) consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless such person shall expressly assume the obligations of Parent hereunder; or

                (f) authorize or enter into any agreement or commitment to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                6.1 Regulatory Matters. (a) Target shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Target shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Target shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.

                (b) The parties hereto shall cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as a consequence of an acquisition agreement by Parent or any of its Subsidiaries shall not violate this covenant). Target and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Target or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                (c) Parent and Target shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                (d) Parent and Target shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

                6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Target shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Target shall, and shall cause its Subsidiaries to, make available to Parent
     (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, savings and loan or savings association laws (other than reports or documents which Target is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Target nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Target's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Parent and Target (the "Confidentiality Agreement").

                (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Target, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for Target to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for Target to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                (c) All information furnished by Parent to Target or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, Target and its representatives shall return to Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Target shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
     (x) was legally in Target's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to Target by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Target is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Target may disclose such information to such tribunal or governmental body or agency without liability hereunder.

                (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

                (e) Within ten business days of the date of this Agreement, Target shall deliver to Parent amended Section 3.17 of the Target Disclosure Statement setting forth an investment securities report which includes pay down factors, paydown speeds, durations, and weighted average life, in each case as of March 31, 1994.

                6.3 Stockholders Meeting. Target shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. Target will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board as advised in writing by such Board's outside counsel, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. Target and Parent shall coordinate and cooperate with respect to the foregoing matters.

                6.4 Legal Conditions to Merger. Each of Parent and Target shall, and shall cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

                6.5 Affiliates. Target shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Target (each an "Affiliate") to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meeting called by Target to approve this Agreement, a written agreement, in substantially the form of Exhibit 6.5 hereto.

                6.6 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, prior to the Effective Time.

                6.7  Indemnification; Directors' and Officers' Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Target or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to any action or omission by such person in his or her capacity as a director, officer or employee of Target, any of the Target Subsidiaries or any of their respective predecessors, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in Target's Certificate of Incorporation and Bylaws and permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including, to the extent so provided and permitted, reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law or Target's Certificate of Incorporation or Bylaws), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), an Indemnified Party may retain counsel reasonably satisfactory to him or her after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.7 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.7 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                (b) Parent shall use its best efforts to cause the persons serving as officers and directors of Target immediately prior to the Effective Time to be covered for a period of four (4) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Target (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions, including limits, deductibles and prior acts coverage, which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that, in the event that the annual amount Parent would be required to expend would be more than 200% of the current annual amount expended by Target (the "Insurance Amount") to maintain insurance coverage for such persons under Target's current policies, Parent may self insure; and further provided that if Parent is unable to maintain or obtain the insurance called for by this
     Section 6.7(b), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount. Nothing in this Section 6.7(b) shall be deemed to modify any existing contractual obligations under any agreements of Target or any of its Subsidiaries.

                (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

                (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                6.8 Subsequent Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Parent will deliver to Target and Target will deliver to Parent their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

                6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

                6.10 Advice of Changes. Parent and Target shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Target or Parent, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

                6.11 Current Information. During the period from the date of this Agreement to the Effective Time, Target will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report (i) the general status of the ongoing operations of Target and its Subsidiaries and (ii) the status of, and the action proposed to be taken with respect to, those Loans held by Target or any Target Subsidiary which, individually or in combination with one or more other Loans to the same borrower thereunder, have an unpaid principal amount of $100,000 or more and are non-performing assets. Target will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of Target or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Target or any of its Subsidiaries, and will keep Parent fully informed of such events.

                6.12 Termination of Regulatory Agreements. Target shall, and shall cause Target Bank to, use its reasonable best efforts in cooperation with Parent to confirm that all Regulatory Agreements to which Target or Target Bank is or becomes subject to will be terminated and of no further force and effect at or prior to the Effective Time.

                6.13 Tax Returns. Target shall prepare and file, as approved and directed by Parent, any Tax returns (including, without limitation, New York Real Property Transfer and Transfer Gains Tax pre-clearance forms) with respect to the Merger as Parent shall reasonably request.

                6.14 Employee Benefit Plans; Existing Agreements. (a) Except as otherwise provided herein, the employees of Target and its Subsidiaries (the "Target Employees") shall be entitled to participate in Parent's employee benefit plans in which similarly situated employees of Parent participate, to the same extent as comparable employees of Parent. As soon as administratively practicable after the Effective Time, Parent shall permit the Target Employees to participate in Parent's group hospitalization, medical, life and disability insurance plans, defined benefit pension plan, thrift plan, severance plan and similar plans, on the same terms and conditions as applicable to comparable employees of Parent and its Subsidiaries (including the waiver of pre-existing condition prohibitions), giving effect to years of service with Target and its Subsidiaries (to the extent Target gave effect) as if such service were with Parent, for purposes of eligibility and vesting, but not for benefit accrual purposes (except as regards to vacation, severance and short-term disability accruals or for purposes of determining employer contributions for retiree medical benefits). Notwithstanding anything in this Section 6.14 to the contrary, participation by Target Employees in employee benefit plans and programs of Parent with respect to which eligibility for employees of Parent to participate is at the discretion of Parent shall be at the sole discretion of Parent.

                (b) Following the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor in accordance with their terms all individual employment, severance and other compensation agreements existing prior to the execution of this Agreement, which are between Target and any director, officer or employee thereof and which have been disclosed in the Target Disclosure Schedule.

                (c) To the extent not duplicative of any agreement or arrangement described in paragraph (b) above, Parent agrees to make the payments and provide the benefits set forth on Exhibit 6.14(c)(1) to the employees of Target or Target Bank (the names of which shall be set forth on Section 3.11 of the Target Disclosure Schedule). Parent further agrees to honor and cause the Surviving Corporation to honor the retirement plan, in substantially the form attached as Exhibit 6.14(c)(2) hereto, previously adopted for the members of the board of directors of Target.

                (d) Notwithstanding anything in this Section 6.14 to the contrary, Parent shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Target; provided, however, that Parent shall continue to maintain Target plans (other than stock-based or incentive plans) until Target Employees are permitted to participate in Parent's plans.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

                7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Target Common Stock entitled to vote thereon.

                (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Target upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities that are necessary to the consummation of this Agreement (other than immaterial consents, the failure to obtain which would not have a Material Adverse Effect on Parent (on a combined basis giving effect to the Merger)); provided, however, that no approval, consent or waiver referred to in this
     Section 7.1(c) shall be deemed to have been received if it shall include any condition or requirement that, in the opinion of Parent, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger; provided further, that no condition or requirement which does no more than subject Parent or Target to legal requirements generally applicable to a bank holding company under the BHC Act or savings and loan holding company under HOLA as a matter of law shall be deemed to affect materially and adversely the economic or business benefits of the transactions contemplated by this Agreement (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an "Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                (f) Federal Tax Opinion. Parent and Target shall have received an opinion of Sullivan & Cromwell, counsel to Parent, in form and substance reasonably satisfactory to Parent and Target, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly:

                (i) No gain or loss will be recognized by Parent, Merger Sub or Target as a result of the Merger; and

                (ii) No gain or loss will be recognized by the stockholders of Target who or which exchange their Target Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock).

                In rendering such opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, Target and others.

                7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.

                (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.

                (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Target or any Subsidiary of Target under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger.

                (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                (e) DEPCO Directors. (i) DEPCO or any "Nominee" as defined in the DEPCO Agreement (A) shall own all of the issued and outstanding shares of Target Series B Preferred Stock and (B) shall have the right to elect and shall have elected at least one current member of Target's Board of Directors and (ii) the Directors elected by DEPCO or any "Nominee" as defined in the DEPCO Agreement pursuant to the Target Series B Preferred Stock shall represent less than 20% of the number of Target's Board of Directors.

                (f) Accountant's Letter. Target shall have caused to be delivered to Parent letters from Target's independent public accountants dated the date on which the S-4 or last amendment thereto shall become effective, and dated the Closing Date, and addressed to Parent and Target, with respect to Target's consolidated financial position and results of operation, which letters shall be based upon SAS 72 and certain agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

                7.3 Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:

                (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

                (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                (c) Consents Under Agreements. The consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby), shall have been obtained.

                (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

                8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target:

                (a) by mutual consent of Parent and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                (b) by either Parent or Target upon written notice to the other party (i) ninety (90) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 90-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                (c) by either Parent or Target if the Merger shall not have been consummated on or before June 30, 1995, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                (d) by either Parent or Target (provided that if the terminating party is Target, Target shall not be in material breach of any of its obligations under Section 5.1(e) or 6.3) if any approval of the stockholders of Target required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

                (e) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

                (f) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five
     (45) days following receipt by the breaching party of written notice of such breach from the other party hereto; or

                (g) (i) by Target, if (either before or after the approval by the stockholders of this Agreement) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing with the Determination Date, if the Parent Common Stock Average Price on the Determination Date shall be less than $21.465; subject, however, to subsection (g)(ii).

                (ii) If Target elects to exercise its termination right pursuant to subsection (g)(i), it shall give prompt written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the three-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by holders of Target Common Stock hereunder by adjusting the Exchange Ratio to equal a number equal to $10.875 divided by the Parent Common Stock Average Price. If Parent makes an election contemplated by this subsection (g)(ii) within such three-day period, it shall give prompt written notice to Target of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection
             (g).

                For purposes of this subsection (g), the following terms shall have the meanings indicated:

                "Determination Date" means the date on which the last
             regulatory approval required to consummate the Merger has been obtained and all statutory waiting periods in respect thereof have expired.

                "Parent Common Stock Average Price" means the average of
             the daily closing sales prices of Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) for the 15 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the trading day immediately prior to the Determination Date.

                8.2 Fee. (a) Target hereby agrees to pay Parent and Parent shall be entitled to payment of, a fee (the "Fee") of $11,000,000 following the occurrence of a Purchase Event (as defined below); provided that Parent shall have sent written notice of such entitlement within 90 days following such Purchase Event. Such payment shall be made in immediately available funds within five business days after delivery of such notice. The right to receive the Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Purchase Event: (i) the Effective Time of the Merger, (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event, except a termination by Parent pursuant to Sections 8.1(e) or (f) hereof (unless the breach by Target is non-volitional), or (iii) if termination of this Agreement follows the occurrence of a Preliminary Purchase Event (x) the passage of twenty-four months after termination of this Agreement (eighteen months in the case of a Preliminary Purchase Event listed in subsection (c)(iv) or (c)(v)) if such termination is by Parent pursuant to Sections 8.1(e) or (f) of this Agreement (unless the breach by Target is non-volitional) or pursuant to Section 8.1(d), or
     (y) if such termination is otherwise pursuant to Section 8.1. The "Last Preliminary Purchase Event" shall mean the last Preliminary Purchase Event to expire.

                (c) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                (i) Target or any of the Target Subsidiaries without having received Parent's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and the rules and regulations thereunder) other than Parent or any of the Parent Subsidiaries or the Board of Directors of Target shall have recommended that the shareholders of Target approve or accept any Acquisition Transaction with any person other than Parent or any Parent Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Target or any Target Significant Subsidiary, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Target or any Target Significant Subsidiary,
             (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Target or a Target Significant Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Target and/or Target Subsidiaries;

                (ii) (A) Any person (other than Parent or any Parent Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Target Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder), or (B) any group (as such term "group" is defined in Section 13(d)(3) of the Securities Exchange Act), other than a group of which Parent or any Parent Subsidiary is a member, shall have been formed that beneficially owns 10% or more of the Target Common Stock then outstanding;

                (iii) Any person other than Parent or any Parent Subsidiary shall have made a bona fide proposal to Target or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation which any person other than Parent or any Parent Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Target Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Target Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

                (iv) After a proposal is made by a third party to Target or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to Target to make such a proposal if the Plan terminates, Target shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle Parent to terminate this Agreement under Sections 8.01(e) or (f) of this Agreement (without regard to the cure periods provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement); or

                (v) the holders of Target Common Stock shall not have
             approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, in each case after any person (other than Parent or any Parent Subsidiary) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

                (d) The Term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

                (i) The acquisition by any person, other than Parent or any
             Parent Subsidiary, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Securities Exchange Act), of beneficial ownership of 50% or more of the Target Common Stock; or

                (ii) The occurrence of a Preliminary Purchase Event described in Section 8.2(c)(i) except that the percentage referred to in clause (C) shall be 50%.

                (e) Target shall notify Parent promptly in writing of its knowledge of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Target shall not be a condition to the right of Parent to the Fee.

                8.3 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Target as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a), and Sections 6.2(c), 8.2, 8.3, 9.3 and 9.4, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                8.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the common stockholders of Target; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's common stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's common stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be selected by Parent, which shall be the tenth business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in
     Article VII hereof (the "Closing Date"), at the offices of Parent, unless another time, date or place is agreed to in writing by the parties hereto.

                9.2 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not subject any of the stockholders of Target to adverse tax consequences or change the amount of consideration to be received by such stockholders and (ii) be capable of consummation without material delay. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                9.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall he paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Target, provided, further, however, that in the event of termination of this Agreement in accordance with the provisions hereof, except a termination by Parent pursuant to Section 8.1(e) or (f) hereof, Parent shall pay for the accountant's letters pursuant to Section 7.2(f).

                9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent, to:

                    Shawmut National Corporation
                    777 Main Street
                    Hartford, CT  06115
                    Fax:  (203) 728-4205
                    Attn:  Chief Executive Officer

                    with a copy to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, NY  10004
                    Fax:  (212) 558-3588
                    Attn:  Donald J. Toumey, Esq.

               and

               (b)  if to Target, to:

                    Northeast Federal Corp.
                    50 State House Square
                    Hartford, CT  06103
                    Fax:  (203) 280-0008
                    Attn:  Chief Executive Officer

                    with a copy to:

                    Muldoon, Murphy & Faucette
                    5101 Wisconsin Avenue, N.W.
                    Washington, D.C.  20016
                    Fax:  (202) 966-9409
                    Attn:  Thomas J. Haggerty, Esq.

               9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality
     Agreement.

               9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and wholly to be performed in such state.

               9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.2(a) and in Section 6.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(a) and Section 6.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               9.12 Publicity. Except as otherwise required by law or the rules of the NYSE or the National Association of Securities Dealers, so long as this Agreement is in effect, neither Parent nor Target shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other written statement for general circulation with respect to the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld.

               9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported such assignment shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder.

               IN WITNESS WHEREOF, Parent and Target have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   SHAWMUT NATIONAL CORPORATION


                                   By
                                      Name:
                                      Title:

                                   NORTHEAST FEDERAL CORP.

                                   By
                                      Name:
                                      Title:


                                                          EXHIBIT 99.2



                     PURCHASE AND ASSUMPTION AGREEMENT

                       DATED AS OF NOVEMBER 12, 1994

                                   among

                       BARCLAYS BUSINESS CREDIT INC.,

                             BARCLAYS BANK PLC,

                        SHAWMUT NATIONAL CORPORATION

                                    and

                       SHAWMUT BANK CONNECTICUT, N.A.


                             TABLE OF CONTENTS

                                                                  Page

     Article 1.     Definitions  . . . . . . . . . . . . . . . . .

     Article 2.     Purchase of Assets; Assumption of
                       Liabilities . . . . . . . . . . . . . . . .
          2.1       Sale and Purchase of Assets  . . . . . . . . .
          2.2       Conveyance of Assets . . . . . . . . . . . . .
          2.3       Assets Excluded  . . . . . . . . . . . . . . .
          2.4       Transfer and Assumption of Liabilities . . . .
          2.5       Manner of Assumption . . . . . . . . . . . . .

     Article 3.     Consideration  . . . . . . . . . . . . . . . .
          3.1       Purchase Price . . . . . . . . . . . . . . . .
          3.2       Asset and Liability Schedules  . . . . . . . .

     Article 4.     Closing; Time and Place  . . . . . . . . . . .

     Article 5.     Representations and Warranties of
                       the Seller and Parent . . . . . . . . . . .
          5.1       Corporate Organization and Authority . . . . .
          5.2       No Conflict; Licenses and Permits;
                       Compliance with Laws and
                       Regulations . . . . . . . . . . . . . . . .
          5.3       Approvals and Consents . . . . . . . . . . . .
          5.4       Title to Assets, Etc.  . . . . . . . . . . . .
          5.5       Leases . . . . . . . . . . . . . . . . . . . .
          5.6       Contracts and Defaults . . . . . . . . . . . .
          5.7       Loans and Loan Commitments . . . . . . . . . .
          5.8       List of Transferred Offices  . . . . . . . . .
          5.9       Environmental Matters  . . . . . . . . . . . .
          5.10      Labor Contracts and Relations  . . . . . . . .
          5.11      Financial Statements . . . . . . . . . . . . .
          5.12      Litigation . . . . . . . . . . . . . . . . . .
          5.13      Brokers' Fees  . . . . . . . . . . . . . . . .
          5.14      Employee Benefits  . . . . . . . . . . . . . .
          5.15      Undisclosed Liabilities  . . . . . . . . . . .
          5.16      Taxes  . . . . . . . . . . . . . . . . . . . .
          5.17      Loan Portfolio . . . . . . . . . . . . . . . .
          5.18      Accounting Records . . . . . . . . . . . . . .
          5.19      Technology . . . . . . . . . . . . . . . . . .
          5.20      Absence of Certain Chances or Events . . . . .
          5.21      Investments  . . . . . . . . . . . . . . . . .

     Article 6.     Representations and Warranties of
                       Shawmut and Purchaser . . . . . . . . . . .
          6.1       Corporate Organization and Authority . . . . .
          6.2       No Conflict, Licenses and Permits,
                       Compliance with Laws and
                       Regulations . . . . . . . . . . . . . . . .
          6.3       Approvals and Consents . . . . . . . . . . . .
          6.4       Brokers' Fees  . . . . . . . . . . . . . . . .
          6.5       Litigation and Liabilities . . . . . . . . . .
          6.6       No Implied Representation  . . . . . . . . . .
          6.7       Disclosure . . . . . . . . . . . . . . . . . .

     Article 7.     Covenants  . . . . . . . . . . . . . . . . . .
          7.1       Conduct of Business  . . . . . . . . . . . . .
          7.2       Investigation  . . . . . . . . . . . . . . . .
          7.3       Best Efforts; Taking of Necessary Action.  . .
          7.4       Expenses.  . . . . . . . . . . . . . . . . . .
          7.5       Use of Names, Trademarks and Service Marks . .
          7.6       Post-Closing Cooperation.  . . . . . . . . . .
          7.7       Employee-Related Matters.  . . . . . . . . . .
          7.8       Letters of Credit of ISG.  . . . . . . . . . .
          7.9       Non-Compete; Non-Solicitation of Employees . .
          7.10      Independent Third Parties. . . . . . . . . . .
          7.11      Payments.  . . . . . . . . . . . . . . . . . .
          7.12      Limitation on Dealings with Loans. . . . . . .
          7.13      Further Assurances.  . . . . . . . . . . . . .
          7.14      Small Equipment Leasing Portfolio. . . . . . .
          7.15      ISG Loan Portfolio.  . . . . . . . . . . . . .
          7.16      Transfer of Administration.  . . . . . . . . .

     Article 8.     Taxes  . . . . . . . . . . . . . . . . . . . .
          8.1       Liability for Taxes. . . . . . . . . . . . . .
          8.2       Sales and Transfer Taxes.  . . . . . . . . . .
          8.3       Parent of Amounts Due under Article 8  . . . .
          8.4       Refunds or Credits.  . . . . . . . . . . . . .
          8.5       Tax Returns. . . . . . . . . . . . . . . . . .
          8.6       Assistance and Cooperation . . . . . . . . . .
          8.7       Document Retention.  . . . . . . . . . . . . .
          8.8       Allocation of Purchase Price.  . . . . . . . .
          8.9       Notices, Etc.  . . . . . . . . . . . . . . . .
          8.10      Tax Indemnities. . . . . . . . . . . . . . . .

     Article 9.     Conditions to the Closing  . . . . . . . . . .
          9.1       Conditions of Obligation of Each Party.  . . .
          9.2       Additional Conditions to the
                       Obligations of Purchaser. . . . . . . . . .
          9.3       Additional Conditions to the
                       Obligations of the Seller . . . . . . . . .

     Article 10.    Termination, Amendment and Waiver  . . . . . .
          10.1      Termination  . . . . . . . . . . . . . . . . .
          10.2      Effect of Termination  . . . . . . . . . . . .

     Article 11.    General Provisions . . . . . . . . . . . . . .
          11.1      Survival of Representations and
                       Warranties and Covenants  . . . . . . . . .
          11.2      Indemnification  . . . . . . . . . . . . . . .
          11.3      Schedules  . . . . . . . . . . . . . . . . . .
          11.4      Notices  . . . . . . . . . . . . . . . . . . .
          11.5      Interpretation . . . . . . . . . . . . . . . .
          11.6      Amendment  . . . . . . . . . . . . . . . . . .
          11.7      Extension; Waiver  . . . . . . . . . . . . . .
          11.8      Entire Agreement . . . . . . . . . . . . . . .
          11.9      Third Party Beneficiaries  . . . . . . . . . .
          11.10        Assignment  . . . . . . . . . . . . . . . .
          11.11        Publicity Notice  . . . . . . . . . . . . .
          11.12        Governing Law . . . . . . . . . . . . . . .
          11.13        Counterparts  . . . . . . . . . . . . . . .
          11.14        Consent to Jurisdiction; Service of Process
          11.15        Waiver of Jury Trial  . . . . . . . . . . .
          11.16        Confidentiality Agreement . . . . . . . . .


               PURCHASE AND ASSUMPTION AGREEMENT, dated as of November 12, 1994 among BARCLAYS BUSINESS CREDIT INC., a Connecticut corporation ("Seller"), BARCLAYS BANK PLC, a public limited company organized in England ("Parent"), Shawmut National Corporation, a Delaware corporation ("Shawmut"), and Shawmut Bank Connecticut, N.A., a national banking association ("Purchaser").

               WHEREAS, Seller is engaged through its Business Finance Division ("BFD") in the business of providing asset-based financing and related financial services;

               WHEREAS, Purchaser, directly or acting through a to-be-formed wholly owned subsidiary or any assignee designated in accordance with Section 11.10, seeks to acquire certain of the assets and assume certain of the liabilities of BFD on the terms and conditions described herein; and

               WHEREAS, the respective Boards of Directors of Parent, Seller, Shawmut and Purchaser have approved or will soon approve such transactions;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     ARTICLE 1.  DEFINITIONS

               1.1  "Accounting Manual":  the BFD Accounting
     Policy/Procedure Statement, as in effect from time to time, a complete and correct copy of which as of September 30, 1994 is attached as Schedule 1.1.

               1.2 "Accrued Interest": with respect to any Loan at any time, the amount of earned and unpaid interest payable by the Debtor accrued on or with respect to such Loan.

               1.3 "Acquired Assets": the collective reference to those assets and/or businesses of BFD to be acquired by the Purchaser pursuant to Section 2.1.

               1.4 "Adjustment": the difference between the Final Amount and the Interim Amount.

               1.5 "Affiliate" means any individual, partnership, corporation or other organization or entity directly or indirectly controlling, controlled by, or under common control with, the subject entity through the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, the ownership, direct or indirect, or a 10% interest in such entity shall be deemed to be control.

               1.6  "Agreement":  this Purchase and Assumption
     Agreement as the same may be amended, supplemented or otherwise modified.

               1.7 "Allowance for Credit Losses Reserve": as defined in the BFD Accounting Principles.

               1.8 "Assigned Leases": the leases or subleases relating to Transferred Offices set forth on Schedule 1.8.

               1.9 "Assigned Software": the collective reference to the Software described on Schedule 1.9.

               1.10 "Assumed Contracts and Other Obligations": those Contracts and all other obligations or liabilities of the Seller relating to or arising from the BFD Acquired Business or the Acquired Assets in all cases which are identified on Schedule
     1.10 and any other Contracts relating to the BFD Acquired Business or the Acquired Assets entered into between the date hereof and the Closing Date by Seller consistent with the terms of this Agreement except, in each case, those expiring or terminating between the date hereof and the Closing Date.

               1.11 "Assumed Liabilities": those liabilities to be assumed by the Purchaser pursuant to Section 2.4.

               1.12 "Bank Plans":  as defined in Section 5.14(a).

               1.13 "BFD Accounting Principles" means the accounting principles set forth in the Accounting Manual.

               1.14 "BFD Acquired Business":  as defined in Section
     2.1.

               1.15 "Book Value": with respect to each asset and liability indicated in the Interim or Final Asset and Liability Schedule as being transferred in whole or in part to the Purchaser, the dollar amount of such transferred asset or liability stated on the Books of the Seller as of the relevant date calculated in accordance with the BFD Accounting Principles. The Book Value of the KB Investment shall be its Book Value as reflected on the Books of the Seller as of the close of business on the Closing Date plus the amount specified in Schedule 1.45.

               1.16 "Books": with respect to any Person, the general ledger of such Person and any related subsidiary ledger.

               1.17 "Closing":  as defined in Section 4.

               1.18 "Closing Date":  as defined in Section 4.

               1.19 "Code": the Internal Revenue Code of 1986, as amended.

               1.20 "Communications":  as defined in Section 7.2(b).

               1.21 "Confidentiality Agreement": the Confidentiality Agreement dated May 10, 1994, as amended, between Seller and Shawmut.

               1.22 "Contract": any arrangement, note, bond, commitment, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, and all rights and interests arising thereunder or in connection therewith.

               1.23 "Covered Employees":  as defined in Section
     7.7(a).

               1.24 "Debtors" means the Person or Persons obligated on or in respect to a Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security.

               1.25 "Diligence Group" means the officers and employees of the Purchaser set forth on Schedule 1.25.

               1.26 "Employee Benefit Losses":  as defined in Section
     7.7(i).

               1.27 "ERISA": the Employee Retirement Income Security Act of 1974, as amended.

               1.28 "Excluded Assets":  those assets described in
     Section 2.3.

               1.29 "Excluded Liabilities": those liabilities not assumed by the Purchaser pursuant to this Agreement.

               1.30 "Excluded Loans": those Loans or Loan Commitments (together with all of Seller's right, title and interest in and to all related Loan Documents) subject to a restriction on assignability and as to which Seller shall not on or prior to the Closing Date have obtained the consent or consents to transfer such Loans or Loan Commitments to Purchaser which Seller reasonably concludes are necessary for its representation in
     Section 5.2 to be true on the Closing Date.

               1.31 "Exposure":  as defined in Section 2.4.

               1.32 "Federal Funds Rate": for any date, the rate for such date as set forth in the weekly statistical release designated "H.15(519)" or any successor publication of the Board of Governors of the Federal Reserve System.

               1.33 "Final Amount": an amount equal to (a) the Book Value of the Acquired Assets as reflected on the Final Asset and Liability Schedule, less (b) the Book Value of the Assumed Liabilities as reflected on the Final Asset and Liability Schedule as being assumed by Purchaser, plus (c) $290,000,000.

               1.34 "Final Asset and Liability Schedule":  the
     Schedule to be prepared in accordance with Section 3.2(b).

               1.35 "GAAP": generally accepted accounting principles in effect from time to time in the United States.

               1.36 "HSR Act":  the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended.

               1.37 "ICG":  the International Corporate Group of
     Parent, London, England.

               1.38 "Interim Amount": an amount equal to (a) the Book Value of the Acquired Assets as reflected on the Interim Asset and Liability Schedule, less (b) the Book Value of the Assumed Liabilities as reflected on the Interim Asset and Liability Schedule as being assumed by Purchaser, plus (c) $290,000,000.

               1.39 "Interim Asset and Liability Schedule":  the
     Schedule to be prepared in accordance with Section 3.2(a).

               1.40 "Interim Date": the latest month end date as of which an asset and liability schedule of the Seller shall, as of the date which is two weeks prior to the Closing Date, be available.

               1.41 "Investments": any investments or other interests in securities other than Loans, including, without limitation, partnership interests, warrants, rights, options and other similar securities.

               1.42 "ISG": the International Services Group, a division of Barclays Bank PLC, Atlanta Agency.

               1.43 "ISG L/C's": those letters of credit issued by ISG on behalf of Debtors of BFD in connection with Loans or Loan Commitments included in the Acquired Assets.

               1.44 "ISG Portfolio": those Loans held in ISG and described in Schedule 7.15 which are to be transferred to BFD pursuant to Section 7.15.

               1.45 "KB Investment": the investment of BFD described in Schedule 1.45.

               1.46 "knowledge": as applied in this Agreement to the Seller or BFD means the actual knowledge of a Senior Officer of the Seller.

               1.47 "Leasehold Improvements": the permanent fixtures and improvements located at the Transferred Offices which are indicated in Schedule 5.8 as being leased by BFD.

               1.48 "Licenses":  as defined in Section 5.2.

               1.49 "Liens": any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind with respect to an Acquired Asset, including any unconditional sale agreement or capital lease or other title retention agreement relating to such Acquired Asset.

               1.50 "Loan Commitments": the collective reference to each commitment or obligation on the part of Seller relating to BFD to extend credit to any Person (including pursuant to a letter of credit or banker's acceptance) or to participate therein, including without limitation, the obligations of Seller relating to BFD as a participant in letters of credit issued by ISG on behalf of Seller relating to BFD, whether or not such commitment, obligation or participation has been accepted or utilized by such Person.

               1.51 "Loan Documents": the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including without limitation, notes, bonds, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers' acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

               1.52 "Loan Transfer Documents":  as defined in Section
     2.2.

               1.53 "Loans": all of the following owed to or held by Seller relating to BFD (including those Loans included in the ISG Portfolio) as of the Closing Date (including any of the following fully or partially charged off the Books of Seller):

               (i) loans, advances or other extensions of credit, including interests in loan participations and assignments, customer liabilities on letters of credit, bankers, acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest);

               (ii) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instrument being referred to in clause (i) above, including but not limited to those arising under or based upon the Loan Documents, casualty insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (i) above; and

               (iii) all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

               1.54 "Losses":  as defined in Section 7.7(n).

               1.55 "Material Adverse Effect": any effect that is materially adverse to the Acquired Assets and the Assumed Liabilities taken as a whole or the business or financial condition of the BFD Acquired Business taken as a whole. For purposes of Section 5.2, Material Adverse Effect shall include the material impairment of the parties' ability to consummate the transactions contemplated by this Agreement, but shall exclude in all respects the occurrence or effects of changes in general economic conditions.

               1.56 "Non-Performing Loan": refers to Loans classified as "non-performing" in accordance with BFD Accounting Principles.

               1.57 "Permitted Encumbrances":  as defined in Section
     5.4(c).

               1.58 "Permitted Liens":  as defined in Section 5.4(b).

               1.59 "Person": any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               1.60 "Personal Property": the furniture, furnishings, equipment, trade fixtures, supply inventory and other tangible personal property owned or leased by Seller at the Transferred Offices.

               1.61 "Purchaser Plans":  as defined in Section 7.7(c).

               1.62 "Purchaser's Retirement Plan":  as defined in
     Section 7.7(e).

               1.63 "Purchaser Welfare Plans":  as defined in Section
     7.7(d).

               1.64 "Records": all documents, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy) of BFD generated or maintained by BFD or the Seller that relate to the Acquired Assets, Assumed Liabilities and/or the BFD Acquired Business, including without limitation the Assumed Contracts and Other Obligations and the Loan Documents.

               1.65 "Repossessions": all property, both real and personal, tangible and intangible, acquired by BFD pursuant to any Lien securing a Loan included in the Acquired Assets.

               1.66 "Seller's Savings Plan":  as defined in Section
     7.7(f).

               1.67 "Senior Officer": any senior vice president or higher officer of the Seller.

               1.68 "Servicing Agreement": the Servicing Agreement to be entered into on the Closing Date among Purchaser, Seller and Parent substantially in the form of Exhibit A.

               1.69 "Software": computer programs, software, and related documentation.

               1.70 "Straddle Period":  as defined in Section 8.1(c).

               1.71 "Successor Plan":  as defined in Section 7.7(f).

               1.72 "Sundry Receivables": fees, expenses and other charges payable by Debtors with respect to Loans and Loan
     Commitments or by other Persons with respect to Loans and Loan Commitments comprising the Acquired Assets.

               1.73 "Tax Returns": any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

               1.74 "Taxes": any federal, state, local or foreign taxes, including but not limited to taxes on or measured by income, estimated income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, franchise, capital stock, transfer, gains, profit, license, employees' withholding, foreign person withholding, backup withholding, social security, occupation, unemployment, disability, excise, severance, stamp, premium, value added taxes, taxes on services, real property, personal property, inventory and merchandise, business privilege, or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of such tax whether or not disputed.

               1.75 "Transferred Offices": the collective reference to each of the offices of BFD identified in Schedule 5.8.

               1.76 "Unearned Fees": the amount of unearned fees relating to Loans included in the Acquired Assets or relating to ISG L/Cs and reflected on the Interim and Final Asset and Liability Schedules, as the case may be.

               1.77 "Vacation Policy":  as defined in Section 7.7(g).

               1.78 "WARN":  as defined in Section 7.7(h).

     ARTICLE 2.  PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

               2.1 SALE AND PURCHASE OF ASSETS. On the terms and subject to the conditions of this Agreement, on the Closing Date the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, subject to the exclusions set forth in Section 2.3, all of the business and operations of the Seller conducted through BFD (such business and operations being referred to herein as the "BFD Acquired Business") and all right, title and interest of Seller as of the Closing Date in and to the assets, rights, properties, claims and contracts in respect of the BFD Acquired Business as they appear on the Books and Records of Seller as of the close of business on the Closing Date, including without limitation the following:

               (a)  Loans and Loan Commitments, including the
                    Allowance for Credit Losses Reserves in respect of all Loans and Loan Commitments;

               (b)  Repossessions;

               (c)  Accrued Interest;

               (d)  Sundry Receivables;

               (e)  Assigned Leases;

               (f) all Personal Property and Leasehold Improvements located on or associated with the Transferred
                    Offices or otherwise utilized in the BFD Acquired
                    Business;

               (g)  all prepaid expenses relating to the BFD Acquired
                    Business;

               (h)  Assumed Contracts and Other Obligations;

               (i)  the trademark "We Build Relationships";

               (j)  Records;

               (k)  Assigned Software;

               (l)  the KB Investment;

               (m) any cash, bank deposits and other cash equivalents securing or otherwise relating to Loans or Loan Commitments included in the Acquired Assets;

               (n) the right to receive from ICG fees in respect of the guaranty obligation of BFD being assumed by Purchaser pursuant to Section 2.4(g);

               (o) a non-exclusive license to use the letter of credit application and processing software of ISG;

               (p)  Unearned Fees in respect of Loans and Loan
                    Commitments; and

               (q) all client relationship value, goodwill, going concern value and other customer based intangible assets attributable to the BFD Acquired Business (except as such items may relate to the Excluded Assets).

               2.2 CONVEYANCE OF ASSETS. The sale, transfer, assignment, conveyance and delivery of the Acquired Assets described in Section 2.1 (other than the Loans and Loan Commitments) shall be made, as necessary, by the Seller's delivery, at the closing, of assignments, bills of sale or assignments of leases or subleases, as the case may be. With respect to the Loans and Loan Commitments included in the Acquired Assets, the Seller shall execute and deliver such instruments and documents of conveyance (in each instance as prepared by the Seller and in form and substance satisfactory to the Purchaser) as are necessary or advisable (collectively, the "Loan Transfer Documents") to transfer to and vest in the Purchaser the full legal and equitable title of Seller in and to the assets transferred to the Purchaser under this Agreement, including without limitation, valid and perfected liens and security interests in all collateral and other security arrangements securing each of the Loans and Loan Commitments; provided that the Loan Transfer Documents shall not expressly or impliedly include, or be deemed to include, any representations or warranties as to the effectiveness of such transfers, conveyances or assignments beyond these explicitly set forth in this Agreement. The documents and instruments referred to in this section shall be prepared, and the costs relating thereto shared, in the manner set forth in Section 7.13. Seller and Purchaser shall at the Closing enter into the Servicing Agreement with respect to each Excluded Loan, and Seller and Purchaser agree to fulfill their obligations under the Servicing Agreement and under any other agreement entered into in connection with the Servicing Agreement.

               2.3 ASSETS EXCLUDED. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not acquire under this Agreement:

                    (a) any cash, bank deposits and other cash equivalents (other than any of the same which secure or are otherwise related to Loans or Loan Commitments included in the Acquired Assets);

                    (b) all rights of the Seller under the Confidentiality Agreement and this Agreement and the consideration, agreements, instruments and certificates delivered in connection with this Agreement;

                    (c) any claims of the Seller against current or former officers or directors of the Seller or its Affiliates;

                    (d) Seller's charter documents, non-transferable licenses, permits, charters, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Seller, and all records relating to Taxes, including but not limited to all books, records and other documentation which are or may be pertinent to any examination, audit or other inquiry relating to Taxes concerning any period prior to and including the Closing Date;

                    (e) Seller's personnel records pertaining to any employees of Seller not hired by Purchaser, personnel references and security or background investigation materials which were prepared or obtained at the time of hiring with respect to employees of Seller and any other books and records which Seller is required by law to retain, provided that the Acquired Assets shall include copies of any portions of such retained books and records that relate to the BFD Acquired Business or any of the Acquired Assets or Assumed Liabilities;

                    (f) any claim, right or interest of Seller in and to any refund or credit for foreign, federal, state or local income or other taxes for periods ending on or prior to the Closing Date, including any deferred tax asset;

                    (g)  the assets and rights described on Schedule
                         2.3(g);

                    (h) all amounts owed by any Seller Affiliate to Seller and all rights of Seller under agreements or relationships with any Seller Affiliate, including without limitation in connection with interest rate hedging transaction;

                    (i) reserves and accruals on the Records of Seller relating to Excluded Assets or Excluded
                         Liabilities;

                    (j)  Investments other than the KB Investment;

                    (k)  Excluded Loans; and

                    (l)  any other rights relating to any Excluded Asset.

                    2.4 TRANSFER AND ASSUMPTION OF LIABILITIES. In addition to performing the obligations and agreements required to be performed by it under the terms of this Agreement, on the Closing Date Purchaser shall, on the terms and subject to the conditions of this Agreement (including without limitation
          Article 11 hereof), assume, agree to pay, perform and discharge when due all of the following liabilities of BFD as of the Closing Date:

                    (a) obligations under Loans and Loan Commitments included in the Acquired Assets;

                    (b) obligations under Loan Documents relating to such Loans and Loan Commitments;

                    (c) obligations of Seller under the Assigned Leases and Assumed Contracts and Other Obligations;

                    (d) obligations in respect of Repossessions, including without limitation obligations in respect of ad valorem taxes relating to real property and personal property taxes relating to Personal Property comprising the Repossessions;

                    (e) liabilities to trade creditors of BFD to the extent reflected on the Final Asset and Liability Schedule;

                    (f) liabilities that may arise in connection with any litigation that has been or may be brought against
                         (i) Seller or (ii) Seller and any of its Affiliates (but excluding in the case of clause
                         (ii) any proportionate share of such liabilities relating to the actions and omissions of any such Affiliate), in any case in connection with or arising out of the BFD Acquired Business, including without limitation those claims against Seller described in Schedule 2.4(f)-A, but excluding the litigation described in Schedule 2.4(f)-B;

                    (g) obligations arising in connection with the guarantee by BFD of Loans and Loan Commitments made or extended by ICG as set forth on Schedule 2.4(g);

                    (h) obligations of BFD to reimburse ISG for drawdowns on letters of credit issued by ISG on behalf of Debtors of BFD in connection with Loans and Loan Commitments included in the Acquired Assets as set forth on Schedule 2.4(h);

                    (i)  obligations arising under participation
                         arrangements sold to third parties with respect to Loans and Loan Commitments included in the Acquired Assets as set forth on Schedule 2.4(i); and

                    (j) all other liabilities and obligations relating to in any manner or arising out of the Acquired Assets, the Assumed Liabilities or the BFD Acquired Business transferred pursuant to this Agreement as conducted through the Closing Date, whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise, excluding only those liabilities of Seller which are reflected on Schedule 2.4(j) as being retained by Seller.

          Notwithstanding the foregoing, Purchaser shall not assume (i) any liability or obligation in respect of any indebtedness of Seller to any of its Affiliates, (ii) any liability or obligation of Seller to any of its Affiliates in connection with any contract or arrangement, including without limitation, interest rate hedging transactions (except as expressly set forth in Sections 2.4(g) and (h)), (iii) except as expressly provided in Article 8 hereof, any liability for Taxes including, without limitation, any liability for Taxes imposed on the Seller pursuant to Treasury Regulation Section 1.1502-6 (and any comparable state, local or foreign law or regulation) as a result of being a member of an affiliated group of corporations as defined in Section 1504 of the Code and any liability for Taxes arising from any Tax sharing agreement or similar arrangement, (iv) any liability for the payment of an "excess parachute payment", as defined in
          Section 280G of the Code, (v) except as specifically provided in
          Section 7.7 hereof, any liabilities arising under any employee benefit plan, program, arrangement or agreement maintained or contributed to by Seller, BFD or their respective Affiliates, or
          (vi) any liability for which indemnification is provided pursuant to clause (iv), (v), (vi) or (vii) of Section 11.2(a).

                    Except as expressly provided in this Section 2.4, neither Purchaser nor any of its Affiliates is assuming, and none of them shall be deemed to have assumed, any liabilities, obligations or duties of Seller or any of Seller's Affiliates of any kind or nature whatsoever (whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise), and Seller or its Affiliates, as the case may be, shall remain and be solely and exclusively liable with regard to such liabilities and obligations.

                    2.5 MANNER OF ASSUMPTION. (a) The Seller and the Purchaser shall execute and deliver at the Closing an assumption agreement in form and substance reasonably satisfactory to the Purchaser and the Seller and such other assignments and assumption agreements as may be necessary and appropriate to effect the assumption by the Purchaser of the obligations and liabilities assumed by the Purchaser under this Agreement and the transfer to the Purchaser of all rights and obligations, to the extent possible, of the Seller under the Assigned Leases and all Assumed Contracts and Other Obligations.

                    (b) On and after the Closing Date, the Purchaser shall give such further assurances to the Seller, and shall execute, acknowledge and deliver all such acknowledgements and other instruments, as the Seller shall reasonably request to effectively relieve and discharge the Seller from any obligations assumed by the Purchaser pursuant to this Agreement.

          ARTICLE 3.  CONSIDERATION

                    3.1 PURCHASE PRICE. (a) At the Closing, Purchaser shall pay to Seller to such account as Seller shall have designated in writing to Purchaser at least two business days prior to the Closing Date funds immediately available in New York City in an amount equal to the Interim Amount.

                    (b) Upon the availability of the Final Asset and Liability Schedule prepared pursuant to Section 3.2(a), and subject to the terms and conditions of Section 3.2, the Seller and Purchaser shall calculate the amount of the Adjustment. If the Adjustment is a positive number, Purchaser shall promptly pay to the Seller the amount of such Adjustment, together with interest from the Closing Date to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period. If the Adjustment is a negative number, the Seller shall promptly pay to Purchaser the absolute value of the amount of such Adjustment, together with interest from the Closing Date to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period.

                    3.2 ASSET AND LIABILITY SCHEDULES. (a) The Seller shall cause to be prepared a schedule (the "Interim Asset and Liability Schedule") prepared in accordance with the BFD Accounting Principles as in effect on September 30, 1994 and substantially in the form of Schedule 3.2(d) setting forth (i) the Book Value of all Acquired Assets and (ii) the Book Value of all Assumed Liabilities, in each case through and including the close of business on the Interim Date. The Seller shall provide a copy of such Schedule to the Purchaser no later than seven business days prior to the Closing Date, and such Schedule shall, absent manifest error, serve as the basis for the calculation of the Interim Amount payable on the Closing Date.

                    (b) As promptly as practicable but no later than 30 days after the Closing Date, the Seller shall cause to be prepared a schedule (the "Final Asset and Liability Schedule") prepared in accordance with the BFD Accounting Principles as in effect on September 30, 1994 and substantially in the form set forth on Schedule 3.2(d) setting forth (i) the Book Value of all Acquired Assets and (ii) the Book Value of all Assumed Liabilities, in each case through the close of business on the Closing Date. Purchaser shall cooperate with Seller in connection with the preparation of the Final Asset and Liability Schedule, and shall give Seller full access to the Books and Records of the BFD Acquired Business to the extent necessary or appropriate in order to facilitate such preparation, and provide Seller with such other information as it may reasonably request in connection with such preparation. Upon the availability of the Final Asset and Liability Schedule, the Seller shall deliver same to the Purchaser, together with a duly completed and executed certificate of a senior officer of Seller to the effect that, to the best knowledge of such officer, such Schedule has been prepared in accordance with the requirements of this Agreement.

                    (c) (i) Purchaser shall promptly review the Final Asset and Liability Schedule and work papers of Seller related to its preparation and shall make inquiries with respect thereto of representatives of Seller as Purchaser shall deem necessary or appropriate. In the event of any disagreement concerning the Final Asset and Liability Schedule (or the computation or determination in accordance with the terms of this Agreement of any item or amount), Purchaser shall notify Seller in writing thereof not later than thirty (30) days after delivery of the Final Asset and Liability Schedule to Purchaser, specifying in reasonable detail the disagreement and the basis therefor. In the event there is no such disagreement or in the event that Purchaser so notifies Seller of a disagreement as to any such item or amount, then any payment based on the Final Asset and Liability Schedule required to be made under this Agreement shall initially be made no later than thirty (30) days after delivery of the Final Asset and Liability Schedule to Purchaser, all on the basis of such items or amounts as to which the parties do not disagree.

                    (ii) In the event that any disagreement notified to Seller by Purchaser in accordance with the foregoing procedures is not resolved pursuant to a written agreement between the parties prior to the close of business in New York City on the eighth business day following the date seller received such notification of such disagreement, either Seller or Purchaser shall thereupon be entitled to request KPMG Peat Marwick or any other firm mutually agreed to by the parties ("Peat") to determine, in accordance with the provisions of this Agreement, the disputed item or amount (or computation or determination thereof). Any such request shall be in writing and shall specify with particularity the disputed items, amounts or computations being submitted for determination, and the requesting party shall furnish the other parties hereto with a copy of such request at the same time it is submitted to the independent accountants.

                    (iii) Peat shall as promptly as practicable determine, in accordance with the provisions of this Agreement and the BFD Accounting Principles in effect on September 30, 1994, the proper amount of any disputed item or other amount, or the computation thereof, and such determination shall be final, conclusive and binding on all parties hereto. Seller and Purchaser shall cooperate fully in assisting such firm in making any determination requested hereunder, including giving such firm full access to all files, books and records relevant thereto and providing such other information as such firm may reasonably request in connection with the determination to be made by it hereunder. Peat shall promptly and substantially simultaneously notify Purchaser and Seller in writing of any determination by it hereunder. The fees and disbursements in connection with such firm's determination shall be borne (i) by Purchaser, if Seller's position with respect to the disputed payment amount is fully upheld by such determination, (ii) by Seller, if Purchaser's position with respect to the disputed payment is fully upheld by such determination and (iii) otherwise by Purchaser and Seller based upon the relative portions of the disputed payment amount resolved against such party by such determination.

                    (iv) In the event that a payment is required to be made by any party pursuant to the terms of this Section, such payment shall be made promptly (and in any event within 5 days after the date of an agreement between the parties or of receipt by the parties of written notice of a determination by Peat pursuant to this Section, as the case may be), together with interest accrued pursuant to Section 3.1(b). Purchaser and Seller agree that the settlement of amounts payable pursuant to this Section will not be considered to be a claim for indemnification pursuant to the provisions of Section 11.2, and will not limit or affect their respective rights thereunder.

                    (d) In order to illustrate the parties' intent with respect to the amounts payable by Purchaser pursuant to this Agreement, attached hereto as Schedule 3.2(d) is a schedule which sets forth the Book Value of all of the Acquired Assets and Assumed Liabilities as of, and calculates the amount that would have been payable by Seller pursuant to this Agreement if, the Closing Date was September 30, 1994.

                    (e) The parties hereto agree that the Interim and Final Asset and Liability Schedules shall not reflect a reserve or allowance in respect of any contingent liabilities relating to pending or threatened litigation, provided that the foregoing does not diminish or otherwise adversely affect the Purchaser's right to seek indemnification under Section 11.2. The parties further agree that the Allowance for Credit Losses Reserve reflected on the Interim and Final Asset and Liability Schedules shall be established in accordance with the BFD Accounting Principles as in effect on September 30, 1994; provided that since September 30, 1994 the Seller has not effected and will not effect any discretionary increase or decrease in the Allowance for Credit Losses Reserve.

          ARTICLE 4.  CLOSING; TIME AND PLACE.

                    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 10.1, and subject to the conditions of Article 9 hereof, the closing (the "Closing") of the purchase and assumption of the assets and liabilities shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York on January 31, 1995, provided, that in the event the conditions set forth in Article 9 are not satisfied on such date, the Closing shall occur on the next succeeding month-end date on which such conditions are satisfied, or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date." For purposes of this Agreement, the Closing shall be deemed to be effective immediately following the close of business on the month-end date to which the Closing relates.

          ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
          PARENT.

                    The Seller and Parent represent and warrant as follows:

                    5.1 CORPORATE ORGANIZATION AND AUTHORITY. The Seller is a corporation organized under the laws of Connecticut, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and the Seller has the requisite power and authority to conduct the businesses being transferred pursuant to this Agreement, to maintain the Assumed Liabilities and to own, lease and/or operate, as the case may be, the Acquired Assets. Parent is a public limited company duly organized, validly existing and in good standing under the laws of England. Parent has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and/or operate, as the case may be, all of its properties and assets. Each of Parent and the Seller has the requisite corporate power and authority and has taken or, in the case of Seller, will prior to the Closing Date take, all corporate action necessary in order to duly and validly execute and deliver this Agreement, the Servicing Agreement and each of the other agreements entered into in connection herewith and therewith to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms of this Agreement, the Servicing Agreement and each of the agreements entered into in connection herewith and therewith to be performed by it hereunder and thereunder. This Agreement, the Servicing Agreement and each of the agreements entered into in connection herewith and therewith has been duly and validly executed and delivered by each of Seller and Parent where it is a party and (subject in the case of Seller to the taking of the corporate action referred to above) is a valid and binding agreement of each of the Seller and Parent enforceable against Seller and Parent in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors rights generally and by general equitable principles.

                    5.2 NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth on Schedule 5.2, the execution, delivery and performance by the Seller and Parent of this Agreement, the Servicing Agreement and the other agreements entered into in connection herewith and therewith to which it is a party, do not and will not (i) violate any provision of the certificates of incorporation or by-laws of the Seller or Parent or (ii) violate, conflict with, or constitute a breach of, or default (or event which, with notice or lapse of time, or both, would constitute a default) under, or the loss of any benefit under, or result in the termination of or a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Liens under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency applicable to the Seller or Parent or any of the respective properties or assets of Seller or Parent or under any agreement, instrument or obligation of the Seller or Parent or to which the Seller or Parent is subject or is a party or by which the Seller or Parent is otherwise bound or affected (including the Assumed Contracts and Other Obligations), or to which any of their respective properties or assets (including the Acquired Assets) are subject, other than, in each case described in clause (ii) above, violations, breaches, defaults and other events which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. The Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations (collectively, "Licenses") of all federal, state and local governments and governmental authorities necessary for the lawful ownership and use of Acquired Assets and the conduct of its business as now conducted other than Licenses the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and all such Licenses are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto except where the invalidity, lack of good standing, suspension, modification or proceeding, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. The Seller is in compliance with all applicable laws, rules, regulations, ordinances, statutes and consent decrees of all federal, state and local governments to which BFD's operations at the Transferred Offices are subject except where the failure to be in compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

                    5.3  APPROVALS AND CONSENTS.  Except as described in
          Schedule 5.3, no notices, reports or other filings are required to be made by the Seller or Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Seller or Parent from, any governmental or regulatory authorities of the United States or the several States or any other Persons in connection with the execution and delivery of this Agreement by the Seller or Parent and the consummation by the Seller or Parent of the transactions contemplated hereby.

                    5.4 TITLE TO ASSETS, ETC. (a) The Seller has or will have at Closing, and will convey to the Purchaser at Closing, good title to the Loans, Loan Commitments and Loan Documents and all of the other Acquired Assets (other than those Acquired Assets leased by Seller) which pursuant to this Agreement are to be transferred to Purchaser, subject only to (i) the matters specifically set forth on Schedule 5.4(a), (ii) liens for taxes being contested in good faith by appropriate proceedings, (iii) liens of carriers and warehousemen incurred in the ordinary course of business for sums not yet due, (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return-of-money bonds and similar obligations and (v) other matters affecting such title which do not, in any case covered by clauses (i) through (v), individually or in the aggregate, materially impair the value of, or interfere with the Purchaser's ability to use in substantially the same manner as it is currently used by the Seller, such Acquired Asset or otherwise materially impair the business operations of the BFD Acquired Business (the matters described in clauses (i) through (v), collectively, the "Permitted Liens"). Seller has not granted or transferred to any other party any interest in the Personal Property owned or leased by Seller other than pursuant to the Permitted Liens.

                    (b) The Seller has or will have at the Closing, and will convey to Purchaser at Closing, a valid leasehold interest in the Transferred Offices which pursuant to this Agreement are to be transferred to Purchaser, subject to (i) the matters specifically set forth on Schedule 5.4(b), (ii) liens of mechanics and materialmen incurred in the ordinary course of business which are being contested in good faith by appropriate proceedings or which are bonded, (iii) matters of record (including easements, restrictions, covenants and other exceptions to title) which do not materially impair the value of, or interfere with the present use of, such Transferred Office or otherwise materially impair the business operations of the Seller, (iv) matters affecting the landlord's title and (v) other exceptions to title which do not, in any case covered by clauses
          (i) through (v), individually or in the aggregate, materially impair the value of, such Transferred Office or interfere with the Purchaser's ability to use such Transferred Office in substantially the same manner as currently used by the Seller, or otherwise materially impair the business operations of the BFD Acquired Business (the matters described in clauses (i) through (v), collectively the "Permitted Encumbrances"). The Seller has not granted or transferred to any other party any interest in its leasehold estate in a Transferred Office other than Permitted Encumbrances.

                    (c) To the best of Seller's knowledge, all of the Transferred Offices and Leasehold Improvements conform in all material respects to all applicable health and safety ordinances; provided that no representation or warranty is made with respect to compliance with the Americans with Disabilities Act and regulations issued thereunder or similar state and local rules, statutes and ordinances.

                    5.5 LEASES. Each Assigned Lease is the valid and binding obligation of the Seller and, to the knowledge of the Seller, each of the other parties thereto, and there does not exist with respect to the Seller's obligations thereunder or, to the knowledge of the Seller, with respect to the obligation of the lessor thereof, any material default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a material default on the part of the Seller or the lessor under any Assigned Lease. All rents, expenses and charges which are or shall as of the Closing Date be due and payable by the Seller have been or as of the Closing Date shall have been paid or fully accrued on the Final Asset and Liability Schedule pursuant to the terms of each Assigned Lease.

                    5.6 CONTRACTS AND DEFAULTS. Schedule 1.10 includes a list of all of the Assumed Contracts and Other Obligations in effect as of the date hereof. True and complete copies of all such Assumed Contracts and Other Obligations have been made available to the Purchaser. Except as set forth in Schedule 1.10, all of the Assumed Contracts and Other Obligations (whether or not disclosed to the Purchaser pursuant to this Section 5.6) are valid and binding obligations of Seller and, to the knowledge of Seller, all of the other parties thereto, and are in full force and effect and are enforceable in accordance with their respective terms, and no event has occurred and remains uncured which constitutes a material default or breach or results in a right of acceleration, termination or any similar right by any party (or would, with the passage of time or the giving of notice, constitute a material default or breach or result in such a right of acceleration, termination or similar right) under any such contract, agreement or commitment, and Seller has duly performed all its obligations under each such contract, agreement or commitment to the extent such obligations have accrued, other than such defaults, breaches or results as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                    5.7 LOANS AND LOAN COMMITMENTS. (a) Each Loan or Loan Commitment being transferred to Purchaser pursuant to this Agreement was made or acquired by BFD in the ordinary course of business at the time such Loan or Loan Commitment was made or acquired, as the case may be. Schedule 5.7(a) contains the following true and correct information (as of three days preceding the date of this Agreement with respect to clauses (i) and (ii) and as of September 30, 1994 with respect to clause
          (iii)) with respect to each Loan or Loan Commitment being transferred to Purchaser hereby: (i) the unpaid principal balance of each such Loan as well as the aggregate amount of each Loan Commitment, (ii) the payment status of each such Loan and
          (iii) the schedule of principal and interest payments of each such Loan and the amounts thereof.

                    (b) Except as described on Schedule 5.7(b), with respect to each Loan or Loan Commitment being transferred to Purchaser pursuant to this Agreement:

                    (1) Each Loan Document constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization (including realization by judicial foreclosure) of the benefits intended to be provided by the security interest or lien created and granted by such Loan Document, subject to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and except as set forth on Schedule 5.7(b)(1), all Liens granted to the Seller in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant Debtor has rights in the collateral as to permit attachment), subject to (x) bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity provided that the effect of all such laws would not have more than a de minimis adverse impact on the value and benefits of the collateral, taken as a whole, securing the Loans and Loan Commitments and (y) federal and state laws relating to fraudulent conveyances and preferences;

                    (2) All Loans, Loan Commitments and related Loan Documents were issued, made and maintained in accordance with applicable law; under existing law, there is no valid claim against Seller with respect to, or valid defense to the enforcement of, such Loan or Loan Commitment and neither the Seller nor any of its Affiliates has taken or failed to take any action that would entitle any Debtor or other party to assert successfully any claim or defense against the Seller or the Purchaser (including without limitation any right not to repay any such obligation or any part thereof);

                    (3)  Such Loan or Loan Commitment was made
               substantially in accordance with BFD's standard underwriting and documentation guidelines as in effect at the time of its origination and has been administered substantially in accordance with BFD's standard loan servicing and operating procedures as in effect from time to time. Appended hereto as Exhibit 5.7(b)(3) are copies of (x) BFD's standard underwriting and documentation guidelines currently in effect and (y) BFD's current standard loan servicing and operating procedures; and

                    (4) None of the rights or remedies under the Loan Documents in favor of the Seller have been amended, modified, waived, supplemented, subordinated or otherwise altered by Seller or BFD other than in good faith and in the ordinary course of business and all writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents to be transferred to Purchaser pursuant to Section 2.2.

                    (c) There are no intentional misrepresentations of material facts made by officers or employees of the Seller in the credit files relating to the Loans and Loan Commitments, provided that the term "facts" shall not include judgments or opinions (including, without limitation, industry analyses) of such officers or employees which were made in good faith; the classification assigned to a Loan or Loan Commitment and in effect as of September 30, 1994 has been designated in accordance with the standards of the BFD Acquired Business then in effect.

                    (d) Schedule 5.7(d) lists all Loans owned by BFD classified as Non-Performing Loans as of September 30, 1994.

                    (e)  Since September 30, 1994 no Loan or Loan
          Commitment (or any interest therein) which would otherwise be included in the Acquired Assets or Excluded Loans has been assigned or sold in any manner, except in the ordinary course of business or as scheduled on Schedule 5.7(e).

                    (f) Schedule 5.7(f) identifies all separate accounts, including, but not limited to, all lockboxes, escrow accounts, cash collateral accounts, investment accounts and security deposits held or maintained by or on behalf of Seller or any Debtor in connection with any Loan or Loan Commitment.

                    (g) Upon the payment of the Interim Amount on the Closing Date and the execution, delivery and, if necessary, filing and/or recording of the Loan Transfer Documents, Seller will have validly transferred and assigned to Purchaser all of Seller's right, title and interest in all Loans, Loan Commitments and Loan Documents and all rights relating thereto, including, without limitation, all of Seller's Liens and security interests in any and all collateral described in any Loan Document as security for the related Loan; provided that the representation and warranty of Seller in this Section 5.7(g) shall only become applicable to the Excluded Loans upon the full transfer thereof by Seller to Purchaser following receipt of all requisite consents.

                    (h) Each file of Loan Documents pertaining to each Loan includes all documents relating to each such Loan that are necessary to enforce such Loan.

                    (i) Except as set forth in Schedule 5.7(i), since January 1, 1990 neither Seller nor BFD has assigned, transferred or conveyed (by participation or otherwise) any Loans or Loan Commitments (i) at a discount from its outstanding principal balance at the time of such sale (except for such discounts attributable solely to the interest rate of such loan) or (ii) to any Affiliate of BFD (including without limitation to another division of Seller).

                    (j) To the best knowledge of the Seller, Schedule 5.7(j)-A and Schedule 5.7(j)-B lists all Loans and Loan
          Commitments which, as of the Closing Date, will be Excluded Loans unless all required consents are obtained.

                    (k) Without in any way limiting Seller's liability with respect to any breach of or misrepresentation under any other provisions of this Agreement, the Seller makes no representation or warranty with respect to the amount that may ultimately be collected or the credit quality of the Loans and Loan Commitments comprising the Acquired Assets, the value or condition of any collateral securing such Loans and Loan Commitments, the creditworthiness or financial condition of the Debtors under such Loans and Loan Commitments or, subject to subsection 5.7(c), with respect to the evaluations contained or conclusions reached in any credit analyses delivered to the Purchaser.

                    5.8 LIST OF TRANSFERRED OFFICES. Schedule 5.8 contains a list, complete and accurate in all material respects, setting forth as of a recent date identified in Schedule 5.8 the address of each Transferred Office which is leased by the Seller and Schedule 1.8 contains a complete and accurate list as of the date hereof of each such lease agreement and all material amendments thereto.

                    5.9  ENVIRONMENTAL MATTERS.  (a)  For purposes of this
          Section 5.9, the following terms shall have the indicated meaning:

                    "Environmental Law" means any applicable federal, state
               or local statute, law, ordinance, rule, or regulation, now existing, relating to pollution or protection of the environment, including natural resources or the exposure to materials in the environment or workplace. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, (A) the following statutes, as amended:

                         (i)  the Clean Air Act, as amended, 42 U.S.C.
                    SECTION 7401 et seq.;

                         (ii) the Federal Water Pollution Control Act, as amended, 33 U.S.C. SECTION 1251 et seq.;

                         (iii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. SECTION 6901 et seq.;

                         (iv) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including, the Superfund Amendments and
                    Reauthorization Act of 1986, "CERCLA"), 42 U.S.C.
                    SECTION 9601 et seq.;

                         (v) the Toxic Substances Control Act, as amended, 15 U.S.C. SECTION 2601 et seq.;

                         (vi) the Occupational Safety and Health Act, as amended, 29 U.S.C. SECTION 651;

                         (vii) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. SECTION 11001 et seq.;

                         (viii)  the Safe Drinking Water Act, 42 U.S.C.
                    SECTION 300f et seq.; and

                         (ix) all comparable state and local laws and regulations; and

                    (B) the terms and conditions of any permit, license, authority, settlement or other obligation applicable to BFD under Environmental Law.

                    "Real Property" means real property classified by BFD
               as Repossessions.

                    (b) To the Seller's knowledge, there are no pending or threatened claims, actions or proceedings under Environmental Law against Seller involving BFD relating to:

                         (i)  an asserted liability of Seller under
                    Environmental Law; or

                         (ii) the handling, storage, use or disposal of materials;

                         (iii) the actual or threatened discharge, release or emission of materials from, on or under or within the Real Property or any other property; or

                         (iv) personal injuries or damage to property (including, without limitation, nuisance, diminished enjoyment and diminished value) related to or arising out of exposure to materials discharged, released or emitted from or into, or transported from or to, the Real Property.

                    (c) To the Seller's knowledge, and other than with respect to matters which, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, no conditions exist or acts have occurred which form the basis for claims, actions or proceedings under Section 5.09(b).

                    5.10 LABOR CONTRACTS AND RELATIONS. With respect to employees of BFD, the Seller is not party to any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Seller the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any such proceeding threatened, nor is there any strike or other labor dispute by employees of BFD, pending or threatened, nor is the Seller aware of any activity involving any employees of BFD seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

                    5.11 FINANCIAL STATEMENTS. Schedule 5.11 contains the balance sheets of BFD as of December 31, 1993, 1992 and 1991 and as of September 30, 1994 (the "Balance Sheets") and the related statements of income for the years ended December 31, 1993, 1992 and 1991 and the nine months ended September 30, 1994 (the "Income Statements"; together with the Balance Sheets, the "Financial Statements"). The Financial Statements have been prepared in accordance with BFD Accounting Principles applied on a consistent basis except as may be stated therein and in all material respects present fairly, with respect to the Balance Sheets, the financial position of BFD as of the dates set forth therein, and with respect to the Income Statements, the results of their operations for each of the periods set forth therein, subject, where appropriate, to normal year-end adjustments. The Allowance for Credit Losses Reserves as of the date of each of the Balance Sheets has been prepared in accordance with BFD Accounting Principles; however, no representation or warranty is made as to the adequacy of the Allowance for Credit Losses Reserve.

                    5.12 LITIGATION. Except as set forth on Schedule 5.12, as of the date hereof, Seller is not a party to any pending, and to Seller's knowledge, there are no threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Seller, the Acquired Assets (excluding collateral), the Assumed Liabilities or the BFD Acquired Business.

                    5.13 BROKERS' FEES. Except for BZW Division of Barclays Bank PLC ("BZW"), the Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fee in connection with the transactions contemplated by this Agreement. The Seller will pay the fees of BZW.

                    5.14 EMPLOYEE BENEFITS. (a) Schedule 5.14 lists each "employee benefit plan" (within the meaning of section 3(3) of ERISA) and any other employee plan or agreement maintained by the Seller for the benefit of the employees of BFD (the "Bank Plans"). Copies or descriptions of the Bank Plans have been or will be made available to the Purchaser.

                    (b) Each Bank Plan is in substantial compliance with ERISA and the Code where such failure to comply would have a Material Adverse Effect. Each Bank Plan with respect to which assets and liabilities are to be transferred to an employee benefit plan maintained by Purchaser, if intended to be qualified under the Code, is so qualified. A favorable determination letter has been obtained from the Internal Revenue Service for any other Bank Plan which is intended to be qualified under the Code.

                    (c) No "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Bank Plan which would have a Material Adverse Effect.

                    (d) No litigation or administrative or other proceeding involving any Bank Plan has occurred or, to the knowledge of Seller or BFD, been threatened where an adverse determination would have a Material Adverse Effect.

                    (e) BFD does not contribute to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither BFD nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code section 414(b) or (c)) has incurred any withdrawal liability which remains unsatisfied in an amount which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

                    (f) Except as set forth in Section 7.7 and Schedule 5.14(f), the consummation of the transactions contemplated hereby will not cause any benefits which are payable by the Purchaser to be vested, increased, or payable on an accelerated basis.

                    5.15 UNDISCLOSED LIABILITIES. Except (a) as set forth in Schedule 5.15, (b) for those liabilities that are fully reflected or reserved against on Schedule 3.2(d) and (c) for liabilities incurred since September 30, 1994 in the ordinary course of business consistent with past practice, Seller has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become. due).

                    5.16 TAXES. There are no liens for Taxes upon any of the properties of the BFD Acquired Business other than liens for Taxes not yet due or payable or liens for Taxes being contested in good faith by appropriate proceedings.

                    5.17 LOAN PORTFOLIO. Schedule 5.17 sets forth, with respect to each Loan or Loan Commitment owned by BFD as of the date of this Agreement, the most recent rating or classification of such Loan in accordance with BFD internal standards. Seller shall promptly inform Purchaser if the rating or classification of any such Loan or Loan Commitment (including without limitation any new Loan or Loan Commitment) should be changed at any time after the date of this Agreement.

                    5.18 ACCOUNTING RECORDS. Seller maintains records which accurately reflect transactions in reasonable detail, and maintains accounting controls, policies and procedures sufficient to ensure that such transactions are (i) executed in accordance with management's general or specific authorization, as applicable, and (ii) recorded in a manner which permits the preparation of financial statements in accordance with BFD Accounting Principles, and the documentation pertaining thereto is retained, protected and duplicated in accordance with prudent business practices and applicable regulatory requirements.

                    5.19 TECHNOLOGY. (a) Schedule 5.19(a) contains a true and complete list and description of each of the electronic data processing, communications, telecommunications and other computer systems which are material to the BFD Acquired Business or the operation of the Transferred Offices (collectively, the "Technology Systems"), including (i) a description of any computer hardware or Assigned Software leased or owned by Seller that is included in the operation of the Technology Systems and
          (ii) a list of any contracts pursuant to which Seller is granted rights which are used in the operation of the Technology Systems, including Assigned Software licenses and similar agreements. Since January 1, 1993, there has not been any material malfunction with respect to any of the Technology Systems.

                    (b) Except as set forth in Schedule 5.19(b), Seller has the right to use the Assigned Software in accordance with the terms of the relevant contracts governing such use, free and clear of any claims by any Person (other than the claims of any licensors under licensing or similar agreements), and the consummation of the transactions contemplated by this Agreement will not alter or impair the unrestricted right of Purchaser to use the Assigned Software, free and clear of any claims by any Person (other than the claims of any licensors under licensing or similar agreements). No claims have been asserted by any Person with respect to the use by Seller of the Assigned Software or challenging or questioning the validity or effectiveness of any license or similar agreement with respect thereto, and, to the knowledge of Seller, there is no basis or any such claim. The Assigned Software is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller.

                    5.20 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 5.20, since December 31, 1993 Seller has not: (i) other than in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus to any such person; or (ii) changed its accounting principles, practices or methods except as required by GAAP (all of which changes, including those required by GAAP, to the extent made or implemented prior to the date of this Agreement, are described in Schedule 5.20).

                    5.21 INVESTMENTS. Except for KB Investment, there were no Investments as of September 30, 1994.

          ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF SHAWMUT AND
          PURCHASER

                    Shawmut and Purchaser represent and warrant to Seller as follows:

                    6.1 CORPORATE ORGANIZATION AND AUTHORITY. Shawmut is a corporation organized under the laws of Delaware, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser is a national banking association organized under the laws of the United States, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate, as the case may be, all of its properties and assets. Shawmut and Purchaser each has the requisite corporate power and authority and franchises, permits, licenses and registrations and has taken (or in the case of an assignee, will take) all corporate action necessary in order to duly and validly execute and deliver this Agreement, the Servicing Agreement and each of the agreements entered into in connection herewith and therewith, to consummate the transactions contemplated hereby and thereby and to perform all of the terms of this Agreement, the Servicing Agreement and each of the agreements to be entered into in connection herewith and therewith to be performed by it hereunder and thereunder. Any assignee of Purchaser pursuant to Section
          11.10 will at the time of such assignment be a corporation duly organized under the laws of its jurisdiction of incorporation, validly existing and in good standing under the laws of the jurisdiction of its organization. Any such assignee will at the time of such assignment have the requisite corporate power and authority and franchises, permits, licenses and registrations and will take all corporate action necessary in order to duly and validly conduct the businesses being transferred to it pursuant to this Agreement, to maintain the Assumed Liabilities and to own, lease or operate, as the case may be, the Acquired Assets. Each of this Agreement, the Servicing Agreement and each of the agreements to be entered into in connection herewith and therewith has been (or will be, in the case of any such assignee) duly and validly executed and delivered by the Purchaser and Shawmut (or such assignee) where it is a party and is (or will be, in the case of any such assignee) a valid and binding agreement of Purchaser and Shawmut (or any such assignee) enforceable against Purchaser (or any such assignee) and Shawmut in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to, or affecting creditors' rights generally and by general equity principles.

                    6.2 NO CONFLICT, LICENSES AND PERMITS, COMPLIANCE WITH LAWS AND REGULATIONS. The execution, delivery and performance by the Purchaser (and any assignee of Purchaser pursuant to Section 11.10) and Shawmut of this Agreement, the Servicing Agreement and each of the agreements entered into in connection herewith and therewith to which it is a party does not, and will not, (i) violate any provision of the certificate of incorporation or by-laws of Purchaser (or the assignee of Purchaser pursuant to Section 11.10) and Shawmut or (ii) violate, conflict with, or constitute a breach of, or default (or event which, with notice or lapse of time, or both, would constitute a default) under, or the loss of any benefit under, or result in the termination of or a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Liens under, any law, rule, regulation, order, judgment, decree or ruling or order of any government, governmental authority or court applicable to the Purchaser (or the assignee of Purchaser pursuant to Section 11.10) and Shawmut or any of their respective properties or assets or under any agreement, instrument or obligation of the Purchaser (or the assignee of Purchaser pursuant to Section 11.10) and Shawmut or to which the Purchaser (or the assignee of Purchaser pursuant to Section 11.10) and Shawmut are subject or are a party or by which the Purchaser (or the assignee of Purchaser pursuant to Section 11.10) and Shawmut are otherwise bound or affected or to which any of their respective properties or assets are subject, which violation, breach, contravention or default, individually or in the aggregate, (1) could reasonably be expected to prevent or impair the ability of the Purchaser to perform its obligations under this Agreement in any material respect or (2) could reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby in any material respect.

                    6.3 APPROVALS AND CONSENTS. Other than the prior approval of the Office of the Comptroller of the Currency and the filing of the premerger notification required by the HSR Act and the expiration of the required waiting period thereunder, no notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions or any other Persons in connection with the execution and delivery of this Agreement by the Purchaser and any assignee of Purchaser pursuant to Section 11.10 and the consummation of the transactions contemplated hereby by the Purchaser and any such assignee.

                    6.4 BROKERS' FEES. Except for Morgan Stanley & Co., Incorporated, the Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement. Purchaser will pay the fees of Morgan Stanley & Co. Incorporated.

                    6.5 LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending, or, to the best knowledge of the management of the Purchaser, threatened against the Purchaser, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the management of the Purchaser is aware, including, without limitation, those relating to environmental and occupational safety and health matters, that questions the legality or propriety of the transactions contemplated by this Agreement or could result in any claims against or obligations or liabilities of the Purchaser that, individually or in the aggregate, (i) could reasonably be expected to prevent or impair the ability of the Purchaser to perform its obligations under this Agreement in any material respect or (ii) could reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby in any material respect.

                    6.6 NO IMPLIED REPRESENTATION. Notwithstanding anything contained in this Article 6 or any other provision of this Agreement, in entering into this Agreement, the Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Seller or any agent, employee or other representative of the Seller or by any broker or any other person representing or purporting to represent the Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally. It is understood that any cost estimates, projections or other predictions as to future events or results contained or referred to in this Agreement or which otherwise have been provided to the Purchaser are not and shall not be deemed to be representations or warranties of the Seller. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that Purchaser shall have no claim against anyone with respect thereto.

                    6.7 DISCLOSURE. The Diligence Group has not intentionally withheld from the Seller any information discovered in the course of its due diligence investigation of the Seller prior to the date of this Agreement (other than those representations and warranties relating to any consents required to assign Loans, Assigned Leases or Assumed Contracts and Other Obligations) that would indicate that one or more of the representations and warranties of the Seller contained in this Agreement are inaccurate.

          ARTICLE 7.  COVENANTS

                    7.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, without the prior written consent of the Purchaser or except as specifically contemplated by this Agreement or as set forth on Schedule 7.1 hereof, the Seller agrees that:

                    (a) the business of BFD will be operated in the ordinary course consistent with past practice;

                    (b) other than in the ordinary course consistent with past practice applicable to employees of BFD generally, (A) no increase in the compensation payable or to become payable by Seller to any officer, employee or agent of BFD shall be made, (B) no bonus, percentage of compensation or other like benefit shall be accrued to or for the credit of any officer, employee or agent of Seller, and (C) no bonus, stock option, profit sharing, pension, retirement or other similar arrangement or plan affecting BFD shall be instituted or changed;

                    (c) the Seller shall use its reasonable best efforts to th&extent permitted by law to keep available to the Purchaser the opportunity to retain the services of the present employees of BFD, but in no event shall the Seller be obligated to expend monies or other items of value beyond current levels of compensation to retain employees. Similarly, the Seller shall use its reasonable best efforts and work in good faith to preserve its relationships with customers and others having business relations with BFD;

                    (d) the Seller will duly comply with the material legal requirements applicable to it and to the conduct of the business of BFD;

                    (e) there shall be no material change in BFD's internal auditing program, bookkeeping and recordkeeping practices or BFD Accounting Principles (except as required pursuant to regulatory accounting or capital requirements);

                    (f) the Seller shall not amend or extend, seek to amend or extend or take any action in connection with amending or extending any Assigned Lease other than to effect the purposes of this Agreement or ordinary renewals of such Assigned Leases;

                    (g) the Seller shall not initiate litigation (other than actions incidental to loan recovery efforts) involving a claim in excess of $100,000, which litigation would otherwise be assumed by the Purchaser pursuant to this Agreement, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld;

                    (h) the Seller shall not, with respect to the Acquired Assets, Assumed Liabilities or the BFD Acquired Business, engage or participate in any material transaction, or incur or sustain any material obligation, except in the ordinary course of business;

                    (i) the Seller shall not make any improvements to or capital expenditures on any Transferred Office, except pursuant to commitments for such made before the date of this Agreement (all of which commitments are described on Schedule 7.1(i)) and normal maintenance or refurbishing made in the ordinary course of business or as necessary to maintain existing assets in good repair or as required by the Assigned Leases;

                    (j) the Seller shall not deviate in any material respect from policies and procedures existing as of the date hereof with respect to (I) classification and rating of assets (except as required by regulatory authorities), (II) accrual of interest on assets, and (III) underwriting or originating loans;

                    (k) BFD shall not purchase any assets from, or sell any assets to, any Affiliate of Seller that would become, or would have been absent such sale, Acquired Assets;

                    (l) the Seller shall not take action or fail to take any action that would, or could reasonably be expected to
               (I) result in any of Seller's representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (II) result in any of the conditions to the Closing set forth in Article 9 not being satisfied;
               (III) result in a material violation of any provision of this Agreement; or (IV) otherwise be inconsistent with the terms and provisions of this Agreement, except, in every case, as may be required by applicable law;

                    (m)  BFD shall not enter into any new line of business;

                    (n) the Seller shall continue to provide for credit losses on the financial statements of BFD in accordance with, and at the rate prescribed by, the BFD Accounting Principles (including for any portion of a calendar quarter in the event the Closing shall not occur as of the end of a calendar quarter) and shall make no discretionary changes to the level of the Allowance for Credit Losses Reserves (including without limitation by way of reversals of such reserves) which reduce the level thereof;

                    (o) between the date of this Agreement and the Closing Date, the Seller shall not amend, modify, waive, supplement, subordinate or otherwise alter any of the rights or remedies under the Loan Documents in favor of Seller other than in good faith and in the ordinary course of business and all writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan, Loan Commitment or related Loan Document shall be included among the Loan Documents to be transferred to the Purchaser pursuant to Section 2.2; and

                    (p) the Seller shall not agree to do any of the matters set forth in paragraph (b), (e), (f), (g), (h), (i),
               (j), (k), (l), (m) or (o) of this Section 7.1.

                    7.2 INVESTIGATION. (a) Between the date of this Agreement and the Closing Date, the Seller shall afford to the Purchaser and its authorized agents and representatives reasonable access, upon reasonable notice and during normal business hours, to the Transferred Offices and to Records and all other information within the Seller's possession relating to the Acquired Assets, the Assumed Liabilities and the BFD Acquired Business. Any request for such access will be coordinated with the Parent. The Seller shall cause its personnel to cooperate with the Purchaser and provide to the Purchaser reasonable assistance in the Purchaser's investigation of matters relating to such Acquired Assets, the Assumed Liabilities and the BFD Acquired Business and the Purchaser's preparation for an orderly transition. Notwithstanding the foregoing, the parties agree that (i) the Purchaser's investigations and preparations for the transition shall be conducted in a manner which does not unreasonably interfere with the Seller's normal operations, customers and employee relations, and (ii) subject to the provisions of Section 7.2(b) hereof, prior to the Closing Date the Purchaser shall not use the names and addresses of customers of the Seller for any purpose and shall not communicate or otherwise solicit such customers for any reason. No investigation by Purchaser or its representatives pursuant to this Section 7.2(a) or otherwise shall affect or limit the representations, warranties or covenants of Seller set forth herein or be considered in determining whether any closing condition in Purchaser's favor shall have been satisfied or Purchaser shall have the right to be indemnified for any matter pursuant to this Agreement. Prior to the Closing Date, the Purchaser shall promptly notify the Seller upon any member of the Diligence Group becoming aware of any information (other than those representations and warranties relating to any consents required to assign Loans, Assigned Leases or Assumed Contracts and Other Obligations) that any such member shall have discovered that would indicate to such member that any of the representations and warranties of Seller contained herein are inaccurate.

                    (b) Purchaser shall be permitted, at its own expense, to communicate with, and deliver information, brochures, bulletins, press releases, and other communications (collectively, "Communications") to, Loan borrowers and other customers of BFD and BFD's employees concerning the transactions contemplated by this Agreement and concerning the business and operations of Purchaser; provided that, Purchaser shall inform the Seller of its plans to communicate with customers and employees in advance of any such Communication and all such Communications shall be subject to the prior review and approval of Seller (such approval not to be unreasonably withheld). Seller, if so requested by Purchaser, shall on behalf and at the expense of Purchaser, furnish such Communications to Loan borrowers and other customers of BFD and BFD's employees in the manner and time period requested by Purchaser.

                    (c) In the event Purchaser or any of its Affiliates is required pursuant to applicable legal or regulatory requirements to have available audited financial statements relating to the BFD Acquired Business, and the date by which such audited financial statements must be available requires that their preparation (including the related audit) be commenced prior to the Closing Date, Parent shall, at the request of the Purchaser, engage Shawmut's auditor for such purpose, but at the sole expense of Purchaser. Seller and Purchaser shall, at the expense of the Purchaser, take such actions as are customary to assist such auditors in the preparation of such required audited financial statements, including assistance after the Closing Date with reasonable requests for financial information not included in the records of BFD. Prior to the Closing Date, in connection with any sale or distribution of securities (whether registered or otherwise) made by Purchaser or any of its Affiliates or the Purchaser's or any of its Affiliates' efforts to comply with any applicable legal or regulatory requirements, Seller further agrees to (i) make available on a timely basis such financial information of the BFD Acquired Business, the Acquired Assets and the Assumed Liabilities as is readily available and may reasonably be requested, (ii) cooperate with reasonable requests for other information concerning the BFD Acquired Business, the Acquired Assets and the Assumed Liabilities and (iii) request to be provided, at the Purchaser's expense, "cold comfort" letters and updates thereof from Seller's independent certified public accountants.

                    7.3  BEST EFFORTS; TAKING OF NECESSARY ACTION.
          (a) Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, provided, however, that neither party shall be required to make any payment to any landlord or agree to any material increase in rent under any Assigned Lease in connection with obtaining such landlord's consent to the assignment of such lease without the consent of the Purchaser. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable each party to this Agreement shall cause its proper officers and/or directors to take all such necessary action.

                    (b) Without limiting the foregoing, the Purchaser agrees to promptly prepare and file all applications and other notices required in connection with, and to use its reasonable best efforts to obtain promptly and comply with all conditions contained in, all necessary regulatory approvals and any other consent, approval or other action by, or notice to or registration or filing with, any governmental or administrative agency or authority required or necessary to be made, obtained or complied with, as the case may be, by the Purchaser in connection with the performance of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby. In connection therewith, the Purchaser shall submit to the relevant regulatory authorities such capital plans, description of operating procedures, financial information (including projections) and such other information as may be necessary to obtain such consents and approvals and to address those issues that may arise in connection therewith. The Purchaser shall refrain from taking any action that could reasonably be expected to impair or materially delay its ability to obtain the regulatory approval described in Schedule 6.3 and to consummate the transactions contemplated hereby, including action that could frustrate or cause the denial of any applications or other notices required in connection with such regulatory approval. To the extent that any application filed in connection with obtaining any such approval contains any significant information relating to the Seller, prior to submitting such application to any regulatory agency, the Purchaser will permit the Seller to review such information and will consider in good faith the suggestions of the Seller with respect thereto. The Purchaser shall use its reasonable best efforts to ensure that any information provided by the Seller to be submitted in connection with submissions to governmental or administrative agencies or authorities receives confidential treatment if so requested by the Seller. Seller shall cooperate with Purchaser in its efforts to obtain all necessary regulatory approvals.

                    (c) Seller agrees to use its reasonable best efforts (excluding the payment of cash or other consideration) to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties with whom Seller or its Affiliates is in contractual privity which are necessary or desirable to consummate the transactions contemplated by this Agreement, and after the Closing Date, shall cooperate, at the Purchaser's expense, with reasonable requests to execute and acknowledge consents, approvals, waivers and authorizations obtained by the Purchaser in connection with the Loan Documents.

                    (d) Except to the extent prohibited by applicable law, the Purchaser shall provide to the Seller copies of all applications and other notices required in connection with any prior regulatory approvals and any other consent, approval or other action by, or notice to, or registration or filing with, any governmental or administrative authority or agency in connection with the transaction contemplated by this Agreement within five days of such submissions. Except to the extent prohibited by applicable law, the Purchaser shall provide copies of any comments, requests or actions by governmental or administrative agencies or authorities to the Seller within five days of the Purchaser's receipt. Information provided under this paragraph shall be held by the Seller subject to confidentiality restrictions substantially similar to those applicable to the Purchaser and Shawmut under the Confidentiality Agreement with respect to confidential information received from the Seller. Nothing contained herein shall be deemed to provide Seller with a right to review any information provided to any governmental or administrative agency or authority on a confidential basis in connection with the transactions contemplated hereby, except that the Seller shall retain the right to review confidential information to the extent necessary to review the context of references to Seller and its Affiliates.

                    (e) Purchaser and Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser and Seller or any of their respective subsidiaries to any governmental or administrative agency or authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

                    (f) The Seller shall permit the Purchaser to engage in negotiations with Senior Officers for the retention of such Senior Officer's services after the Closing; provided that the standard form of such employment contracts and employment contracts materially different than such standard form shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld; provided further that such employment contracts disclosed to Parent may delete the amount of compensation or other payments to be made pursuant to such agreement.

                    (g) Promptly after the execution of this Agreement, the Seller shall request, and shall use commercially reasonable efforts to obtain, the consent of the landlord under any Assigned Lease which requires consent for assignment thereof. If the consent of the landlord under any Assigned Lease cannot be obtained, the Seller shall cooperate with the Purchaser in attempting to reach a mutually satisfactory arrangement regarding occupancy by Purchaser of the space demised under such Assigned Lease; provided, however, that the failure of the Seller to obtain any consent to assignment after the exercise of commercially reasonable efforts or the inability of the Purchaser to occupy space demised under any Assigned Lease shall not give rise to any right on the part of the Purchaser or the Seller to terminate this Agreement or to cause a reduction in the purchase price hereunder and the Seller shall have no liability to the Purchaser as a result thereof. Any assignment fee specified in any Assigned Lease required to be paid to the relevant lessee in connection with the related assignment hereunder shall be borne equally by Purchaser and Seller.

                    7.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided herein, be paid by the party incurring such expenses.

                    7.5 USE OF NAMES, TRADEMARKS AND SERVICE MARKS. (a) Anything herein to the contrary notwithstanding, no interest in or right to use any logo, name, trademark or service mark presently or previously used by the Seller (with the exception of the trademark "We Build Relationships") is being conveyed pursuant to this Agreement. The Purchaser agrees that on and after the Closing Date neither it nor any of its Affiliates (including the Transferred Offices) will use the names "Barclay" or "Barclays", the "BCI" initials, the eagle symbol used by Affiliates of Seller or the shade of blue used by Affiliates of Seller (samples of which will be furnished to Purchaser) (collectively, the "Retained Names") in connection with any business or activity engaged in by the Purchaser and its Affiliates, except that (x) for a period of six months after the Closing, Purchaser may refer to the BFD Acquired Business in correspondence with existing BFD customers as "formerly known as Barclays Business Credit Inc." or "formerly known as BCI" or any similar designation and (y) Purchaser or its Affiliates or advisers may make "tombstone" advertisements announcing consummation of transactions contemplated hereby; provided that the Purchaser shall not refer to any Retained Name to advertise, market or solicit prospective new customers, or the agents thereof, or otherwise to engage in any business. Promptly after the Closing Date, the Purchaser shall commence the removal of the trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, and other identifying characteristics ("names") from all premises, equipment, signs, interior decor items, fixtures and furnishings, and from all printed materials and related business literature associated with the Transferred Offices, Personal Property and Leasehold Improvements acquired. Such removal shall be at the sole expense of Purchaser. Nothing in this Section 7.5 shall require the Purchaser, except in the ordinary course of business or as required by the terms thereof, to reissue or replace the Loan Documents transferred pursuant to this Agreement.

                    (b) Notwithstanding anything to the contrary contained in Section 7.5(a), Purchaser and its Affiliates shall have the non-transferable and non-sublicensable right, for a period of ninety (90) days following the Closing Date, to use any materials or property existing on the Closing Date that bear any Retained Name where the removal of the Retained Name would be impractical (excluding letterhead, marketing materials or other means of communication with present or prospective customers that are not unduly burdensome to replace); provided, however, that as of the Closing Date Purchaser shall, to the extent practicable, place a stamp, mark or other notation on any such material or property that identifies the BFD Acquired Business as a business of Purchaser (and not of Seller).

                    7.6 POST-CLOSING COOPERATION. The Purchaser agrees that the Seller and/or its independent auditors shall have reasonable access upon reasonable notice to Purchaser to the Books and Records of the Purchaser and its Affiliates as they relate to the business of BFD and its predecessors applicable to the period ending on the Closing Date and have the reasonable assistance and cooperation of the appropriate personnel of the Purchaser and its Affiliates in the review of such Books and Records. Parent shall provide to Purchaser comparable access, assistance and cooperation with respect to the Books and Records of Seller relating to the BFD Acquired Business which are not included in the Acquired Assets.

                    7.7 EMPLOYEE-RELATED MATTERS. (a) Continuity of Employment. The parties hereto intend that there shall be continuity of employment with respect to all employees of BFD, including any employees of Seller's Administration division named on Schedule 7.7(a). The Purchaser shall employ, commencing on the Closing Date, all employees, including those on vacation, leave of absence, or short-term disability (including workers' compensation), but not long-term disability, who were employed by BFD (including such scheduled Administration Division employees) immediately prior to Closing, on the same terms (including salary, job responsibility and location) as those provided to such employees immediately prior to Closing. All such employees who are employed by BFD or who are so scheduled shall hereafter be referred to as "Covered Employees".

                    (b) Severance. For purposes of severance benefits, if after Closing a Covered Employee is offered employment in a location which is not within a reasonable commute, as determined by Purchaser in accordance with its practice under Purchaser's Salary Continuation Procedure, and such Covered Employee's employment terminates due to his or her refusal to work in such new location, such Covered Employee shall be entitled to severance payments in accordance with Section 7.7(c) hereof.

                    (c) Benefit Plans -- General. Effective as of the Closing Date, Covered Employees shall cease participation in all plans, programs, policies and arrangements maintained for their benefit by the Seller or any of its Affiliates. Commencing on the Closing Date and continuing thereafter, Purchaser shall provide to Covered Employees such plans, programs, policies and arrangements, including but not limited to those providing severance benefits, which are the same as the Bank Plans provided to Covered Employees immediately prior to the Closing Date, subject to the terms and conditions thereof as in effect on the date of this Agreement except for ordinary course and other changes permitted under Section 7.1 hereof ("Purchaser Plans"). As of the Closing Date, Purchaser shall provide credit for each Covered Employee's service with BFD or its Affiliates prior to the Closing Date (including periods of employment with any other employer which are taken into account under the corresponding benefit plan maintained for the benefit of such Covered Employee prior to Closing) for all purposes including without limitation
          (i) eligibility for, participation in, vesting and early retirement under Purchaser Plans, and (ii) determining vacation, sick leave, disability benefits, severance benefits and plan accruals under Purchaser Plans (except accruals under any defined benefit plan).

                    (d) Welfare Benefit Plans. Notwithstanding anything to the contrary contained herein, as of the Closing Date, Purchaser shall provide Covered Employees with immediate coverage under Purchaser Plans that are welfare benefit plans (as defined in section 3(1) of ERISA) (the "Purchaser Welfare Plans"). Purchaser shall (i) cause there to be waived any preexisting condition restrictions otherwise applicable under any Purchaser Welfare Plan to any Covered Employee or his or her covered dependents and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred, amounts paid by and amounts reimbursed to Covered Employees with respect to similar plans maintained for their benefit immediately prior to the Closing Date. The Seller or its Affiliates will retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Covered Employee with respect to claims incurred by such Covered Employee or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by such Covered Employees or their covered dependents on or after the Closing Date shall be the responsibility of the Purchaser. For purposes of this paragraph, a claim is deemed incurred when, in the case of medical benefits, the medical or other services giving rise to the claim are performed, in the case of life insurance, on the date of death and with respect to disability, on each day of such disability. The Seller shall be responsible for all legally mandated continuation of health care coverage for all Covered Employees and their covered dependents who have a loss of health care coverage due to a qualifying event with respect to periods before the Closing Date.

                    (e) Defined Benefit Plan. No assets or liabilities with respect to Covered Employees and their beneficiaries shall be transferred as a result of this Agreement from the Restated Retirement Plan of the Seller (the "Seller's Retirement Plan") to any plan or arrangement established or maintained by Purchaser or any other employer for the benefit of such Covered Employees and their beneficiaries. After the Closing, no further benefit shall accrue under the Seller's Retirement Plan with respect to Covered Employees. All Covered Employees who are members of the Seller's Retirement Plan shall become fully vested in their accrued benefits thereunder as of the Closing Date. Benefits payable to Covered Employees under the Seller's Retirement Plan shall be payable to such Covered Employees pursuant to the terms of, and at the time and in the amounts provided under, the Seller's Retirement Plan based upon each such Covered Employee's years of service with BFD or its Affiliates (including periods of employment with any employer which are taken into account under the Seller's Retirement Plan), and compensation received from BFD or its Affiliates through the Closing Date. Purchaser shall provide the Seller with a list, no less frequently than semi-annually, of Covered Employees who have terminated employment with Purchaser or its Affiliates. Effective on the Closing Date, a qualified defined benefit plan containing substantially the same provisions as the Seller's Retirement Plan (the "Purchaser's Retirement Plan") shall include as participants those Covered Employees who were participants in the Seller's Retirement Plan immediately before the Closing Date. The remaining Covered Employees shall become participants in the Purchaser's Retirement Plan in accordance with its terms.

                    (f) Savings Plan. All Covered Employees who are participants in the Seller's Thrift-Savings Plan ("Seller's Savings Plan") shall become fully vested in their account balances as of the Closing Date. The Seller shall (i) cause the Seller's Savings Plan to segregate, in accordance with the spin-off provisions set forth under section 414(l) of the Code, the assets of such Plan representing the full account balances of Covered Employees as of the first day of the month following the Closing Date, (ii) make any required filings and submissions to appropriate governmental agencies and (iii) make any necessary amendments to the Seller's Savings Plan and the related trust agreement to provide for such segregation and the transfer of assets described below. Prior to the Closing Date, Purchaser or its designated affiliate shall (i) establish or designate a plan that is substantially similar to the Seller's Savings Plan, including provision for the same level of matching contributions and qualified under sections 401(a) and 401(k) of the Code for the benefit of Covered Employees (the "Successor Plan") and furnish Seller with the most recent favorable determination letter from the Internal Revenue Service relating to such Successor Plan, (ii) take any necessary action to qualify tee Successor Plan under the applicable provisions of the Code and
          (iii) make any filings and submissions to appropriate governmental agencies required of it in connection with a transfer of assets as described below. As soon as practicable following the Closing Date and receipt of such determination letter, the Seller shall cause the trustee of the Seller's Savings Plan to transfer in cash (and, in the case of outstanding participant loans, Notes) the full account balances of all Covered Employees, which account balances shall have been credited with appropriate earnings attributable to the period from the Closing Date to the valuation date of the Seller's Savings Plan last preceding the date of transfer described herein, reduced by any benefit or withdrawal payments in respect of Covered Employees occurring during the period from the Closing Date to the date of transfer described herein, to the trustee designated under the trust agreement forming a part of the Successor Plan. In consideration for such transfer of assets, Purchaser shall, effective as of the date of transfer, assume all of the obligations of the Seller or its Affiliates to Covered Employees in respect of the Seller's Savings Plan. Each of the parties hereto shall pay its own expenses in connection with such transfer. Purchaser or its Affiliates shall, effective as of the Closing Date, amend or adopt any Successor Plan to the extent necessary to effectuate the foregoing.

                    (g) Vacation Pay. With respect to any accrued but unused vacation time to which any Covered Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the "Vacation Policy"), provided that the liability with respect thereto is fully reflected on the Final Asset and Liability Schedule, Purchaser shall allow such Covered Employee to use such accrued vacation, for which Purchaser shall pay such Covered Employee at his/her then salary.

                    (h) WARN. Purchaser shall not on, or at any time prior to 90 days after the Closing Date, effectuate a "plant /closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee, without notifying BFD and the Seller in advance and without complying with the notice requirements and other provisions of WARN.

                    (i) Other Benefits. During the five-year period following the Closing Date, Seller shall continue to provide to Covered Employees who are participants in Seller's Executive Split Dollar Life program as of the Closing Date such benefits as may be provided under the terms of such program as in effect on the date of this Agreement.

                    (j) Bonuses. Amounts due, whether prior to, on or after the Closing Date, to any Covered Employee under the Barclays Business Credit Inc. Management Incentive Plan shall be payable by Seller. Seller shall pay any amounts due prior to the Closing Date to any Covered Employee under the Barclays Business Credit Inc. Business Development Officer Bonus Plan (the "BDO Plan"). Purchaser shall pay any amounts due on and after the Closing Date to any Covered Employee under the BDO Plan provided that the liability with respect thereto is fully reflected on the Final Asset and Liability Schedule.

                    (k) Thrift Restoration Plan. Purchaser shall assume the Barclays Bank PLC Thrift Savings Restoration Plan with respect to Covered Employees and pay any amounts due to any Covered Employee thereunder in accordance with the terms thereof provided that the liability with respect thereto is fully reflected on the Final Asset and Liability Schedule.

                    (l) Retention Bonuses. Parent shall use its best efforts to cause the executives named on the attached Schedule 7.7(l) to enter into retention incentive agreements for which Parent shall remain solely liable and which, if executed, shall supersede in all respects any applicable executive security agreement; provided, however, that the individual named on
          Schedule 7.7(l) shall enter into a retention incentive agreement for which Purchaser shall, on and after the Closing Date, be solely liable provided that the liability with respect thereto is fully reflected on the Final Asset and Liability Schedule.

                    (m) Deferred Compensation Plan. All amounts payable to the individual named on Schedule 7.7(l) under the Barclays Bank PLC Deferred Compensation Plan (the "Deferred Compensation Plan") shall be paid by Purchaser in accordance with the terms of such plan and his prior election to defer such compensation provided that the liability with respect thereto is fully reflected on the Final Asset and Liability Schedule. During the period of deferral, all such deferred compensation shall remain subject to the terms of, and Purchaser shall assume with respect to the individual named on Schedule 7.7(l), the Deferred Compensation Plan.

                    (n) Indemnity by Purchaser. Purchaser shall indemnify, defend and hold the Seller and BFD and their Affiliates harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, reasonable out-of-pocket attorney's fees and other costs of defense) (collectively, "Losses") arising out of or otherwise in respect of (i) Purchaser's failure to offer employment to or to employ any employee of BFD on the Closing Date; (ii) termination of any Covered Employee on or after the Closing Date; (iii) failure of Purchaser to comply with any of its obligations to Covered Employees including, but not limited to, any statutory obligations and obligations under this Section; (iv) any claim made by any Covered Employee for severance pay other than a claim incurred prior to the Closing Date; (v) any claim made pursuant to WARN relating to events occurring on or after the Closing Date; (vi) benefits or claims incurred on or after the Closing Date by Covered Employees but not including any benefits accrued prior to the Closing Date ("Employee Benefit Losses"); provided that none of such Employee Benefit Losses results directly or indirectly from a breach by the Seller of any of its respective representations, warranties, covenants or agreements in this Agreement.

                    7.8 LETTERS OF CREDIT OF ISG. Following the Closing, Purchaser may attempt to cause itself or any other financial institution to be substituted in all respects for ISG under each ISG L/C the reimbursement obligation for which is being assumed by Purchaser pursuant to Section 2.4(h). For so long as ISG remains obligated under any such ISG L/C and Purchaser does not substitute itself or another financial institution as issuer under such ISG L/C so that the ISG/LC is cancelled, ISG shall remain the Administrative Agent and Letter of Credit Agent under such ISG L/C, and Purchaser shall pay to ISG a fronting fee, payable quarterly, in respect of each such ISG L/C, as set forth on Schedule 7.8, prorated for any unexpired term of the applicable ISG L/C. Parent agrees that any letter of credit fees payable by the account parties under such letters of credit directly to ISG shall be for the account of and paid over to Purchaser.

                    7.9 NON-COMPETE; NON-SOLICITATION OF EMPLOYEES. (a) For a period of two years following the Closing Date, neither Seller nor Parent, nor any of their Affiliates, shall employ any person who is an employee of BED as of the date of this Agreement, except with the written consent of the Purchaser. Until the second anniversary of the Closing Date, neither Seller nor Parent, nor any of their Affiliates, shall seek to persuade any such employee not to accept employment with Purchaser or discontinue employment with Purchaser from and after the Closing Date.

                    (b) For a period of three years following the Closing Date, except as agreed to in writing by Purchaser or with respect to loans in which Purchaser or one of its Affiliates and Seller or one of its Affiliates each has or will have a partial interest, neither Seller nor Parent, nor any of their Affiliates, shall engage in any lending activities in the United States with any Person on a basis where (x) a substantial portion of the collateral would consist of accounts receivable or inventory, and
          (y) which activities are subject to agreements which include terms and conditions with respect to borrowing base requirements, and (z) which collateral is subject to periodic audit by the lender's personnel or its agents. The foregoing is not intended to preclude Parent or its Affiliates from engaging in its current strategic investment banking businesses, including without limitation structured financing, mezzanine financing, asset securitization and bank financing and private placement activities. Neither Parent nor any of its Affiliates shall for a period of three years following the Closing Date provide any loans or other credit-related products to any Person which is a customer of Seller or any of its Subsidiaries as of the Closing Date unless there is a preexisting relationship. The foregoing restrictions shall not prevent any business combination or similar transactions involving Parent or any of its Affiliates and any non-asset-based lender. A-non-asset-based lender is any Person whose assets attributable to loans where a substantial portion of the collateral would consist of accounts receivable or inventory, where the loans are subject to agreements which include terms with respect to borrowing base requirements and which collateral would be subject to periodic review by such Person's personnel or its agents, constitute less than 25% of such Person's total consolidated assets. Following any such business combination or similar transaction, the less than 25% asset-based lending activities engaged in by such non-asset-based lender may continue to be engaged in without violating this Agreement. Seller's retention of the Excluded Loans in and of itself, shall not be deemed to constitute a violation of the foregoing. Without limiting the foregoing, Seller will not use the name Business Credit Inc. at any time following the Closing in any advertising or marketing efforts, provided, however, that nothing contained herein shall preclude Seller from using such name in correspondence with or other actions taken in the ordinary course of business with respect to the obligors under the loans included in Seller's workout division or with respect to the Excluded Loans.

                    (c) If any of the restrictions set forth in Section 7.9(b) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforcement of the remainder of such restrictions and covenants shall not thereby be adversely affected. Seller, Parent and Purchaser agree that, if any provisions of this Section 7.9 should be adjudicated to be invalid or unenforceable, such provisions shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, Seller, Parent and Purchaser agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

                    7.10 INDEPENDENT THIRD PARTIES. Seller will identify and use its reasonable best efforts to make available upon reasonable notice and during normal business hours, to Purchaser, at Purchaser's request and sole expense, any independent third parties retained by Seller to assist Seller in the preparation of any Loan Documents or the making or maintaining of any Loan Commitment. In addition, Seller will instruct such parties to cooperate with Purchaser and make available to Purchaser any and all documents relating to the Loans and the Loan Commitments in such parties' possession and upon request of Purchaser will waive any applicable privilege provided by law that would prevent such third parties from cooperating with the Purchaser or making such documents available to the Purchaser.

                    7.11 PAYMENTS. Any interest, commissions, fees and other payments received by Seller after the Closing Date in any capacity (except fees earned by Seller or its Affiliates in providing services to the Purchaser after the Closing Date), regardless of when accrued, with respect to any Loan or Loan Commitment included in the Acquired Assets shall as of the Closing Date be for the account of Purchaser. Any such amounts received by Seller after the Closing Date shall be received by Seller in trust for the Purchaser and Seller will immediately pay such amounts to Purchaser upon receipt thereof.

                    7.12 LIMITATION ON DEALINGS WITH LOANS. Without the Purchaser's prior written consent, Seller shall not renew, extend the maturity of, acquire a participation in, reacquire an interest in a participation sold with respect to, or alter any of the material terms of any Loan or Loan Commitment, other than in the ordinary course of business, consistent with Seller's standard loan servicing and operating procedures in effect as of the date hereof.

                    7.13 FURTHER ASSURANCES. Without in any way limiting any representation, warranty or covenant of Seller contained herein, Seller and Purchaser shall jointly retain the services of legal counsel to prepare the financing statements, amendments, continuation statements, assignments, certificates and other documents with respect to Purchaser's security interest in the collateral relating to the Loans as may be necessary or requested by Purchaser to enable Purchaser to obtain the valid assignment of and to maintain the perfection of such security interest, each in form satisfactory to Purchaser. Seller and Purchaser shall each be responsible for the payment of one-half of all fees, costs and expenses incurred in the performance of the preceding sentence. Seller hereby authorizes and empowers Purchaser after the Closing to file any or all such financing statements, amendments, continuation statements, assignments, certificates and other documents pursuant to the Uniform Commercial Code and otherwise without its signature and hereby irrevocably appoints Purchaser as Seller's attorney-in-fact to execute, deliver and file any such financing statements, amendments, continuation statements, assignments, certificates and other documents in Seller's name and to perform all other acts necessary to perfect Seller's security interest in the Acquired Assets and to obtain the valid assignment of and to maintain the perfection of any security interest in the collateral securing the Loans.

                    7.14 SMALL EQUIPMENT LEASING PORTFOLIO. Prior to the Closing Date, Seller shall have caused one of its Affiliates to transfer the small equipment leasing portfolio described on
          Schedule 7.14 to Seller. The Book Value of the assets in such small equipment leasing portfolio as of September 30 is set forth on Schedule 7.14.

                    7.15 ISG LOAN PORTFOLIO. Prior to the Closing Date, Parent shall have transferred the ISG Portfolio of ISG described on Schedule 7.15 to Seller. The Book Value of the assets in such ISG Portfolio as of September 30 is set forth on Schedule 7.15. At the Closing, Parent shall provide for the benefit of Purchaser a guaranty (the "Guaranty") of collection as to the Loans included in the ISG Loan Portfolio set forth in the form of Exhibit B. Purchaser agrees to service the Loans in the ISG Portfolio in the same manner it services the other Loans included in the Acquired Assets.

                    7.16 TRANSFER OF ADMINISTRATION. Prior to the Closing Date Seller shall transfer to BFD that portion of its Administration Division that the parties agree pertains to the business of BFD.

          ARTICLE 8.  TAXES

                    8.1 LIABILITY FOR TAXES. (a) Liability of the Seller. Except as set forth in Section 8.2 below, with respect to the Acquired Assets, Assumed Liabilities and Transferred Offices transferred at the Closing, the Seller shall be liable for and indemnify the Purchaser for all Taxes imposed on such Acquired Assets or any income therefrom (including all net income taxes imposed on any gain recognized by the Seller as a result of the sale of such Acquired Assets pursuant to this Agreement), such Assumed Liabilities or any payments in respect thereof, or the operation of such Transferred Offices (including employment taxes) for (i) any taxable year or period that ends on or before the Closing Date and (ii), with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

                    (b) Liability of the Purchaser. Except as set forth in Section 8.2 below, with respect to the Acquired Assets, Assumed Liabilities and Transferred Offices transferred at the Closing, the Purchaser shall be liable for and indemnify the Seller for all Taxes imposed on such Acquired Assets or any income therefrom, such Assumed Liabilities or any payments in respect thereof, or the operation of such Transferred Offices for
          (i) any taxable year or period that begins after the Closing Date and (ii), with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date.

                    (c) Proration of Taxes. All Taxes for any portion of a taxable year or period that begins before and ends after the Closing Date shall be apportioned between the Seller and the Purchaser using an interim-closing-of-the- books method on the assumption that such taxable period ended on and included the Closing Date, except that (i) all standard deductions, exemptions, allowances, progressivity in rates and other similar items shall be apportioned based on a per diem basis and (ii) real, personal and intangible property Taxes shall be apportioned between the Seller and the Purchaser in accordance with the principles set forth in Section 164(d) of the Code.

                    (d) Limitation on the Liability of the Purchaser. The Seller and the Purchaser expressly acknowledge and agree that (i) the Purchaser is not assuming, expressly or by implication, any other Taxes of the Seller (and specifically is not assuming liability for any income or franchise taxes measured by the Seller's or any Affiliate of the Seller's net income) attributable to the conduct of the Seller's business or to its assets or liabilities and (ii) the Seller and Parent shall indemnify and hold the Purchaser harmless from and against any Taxes not described in subsection (b) above or Section 8.2 below.

                    8.2 SALES AND TRANSFER TAXES. All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement (including, without limitation, New York State and City real property transfer taxes and New York State real property transfer gains tax) shall be borne equally by the Purchaser and Seller. The Seller will prepare any Tax Returns that must be filed in connection with such taxes and will use its reasonable best effort to provide such returns to the Purchaser for the Purchaser's review at least 10 days before the date such returns are due. The Purchaser and Seller shall jointly execute any tax return as required by applicable law. The Seller and the Purchaser shall consult during the preparation of such returns and the Purchaser shall provide to the Seller, upon Seller's reasonable request, such information regarding the value of the property being transferred hereunder as is in the Purchaser's possession at the time of the request. The Seller will pay the full amount of such taxes shown on such returns to the applicable Tax authorities on or before the date such taxes are due (the "Payment Date") and will indemnify the Purchaser for any interest or penalties resulting from any failure to pay such taxes when due. The Purchaser will reimburse the Seller on the Payment Date in immediately available funds for one-half of the taxes paid by the Seller.

                    8.3 PARENT OF AMOUNTS DUE UNDER ARTICLE 8. Any payment by the Seller to the Purchaser, or to the Seller from the Purchaser, under this Article 8 (other than payments required under Section 8.2 of this Agreement) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period.

                    8.4 REFUNDS OR CREDITS. If any refunds or credits of Taxes of the Seller described in Section 2.3(g) of this Agreement (including any deferred tax assets) are received or utilized by the Purchaser, or any of its Affiliates, the Purchaser shall pay to the Seller the amount of such refund or credit within five (5) business days after the Purchaser, or any of its Affiliates, as the case may be, receives such refund or utilizes such credit.

                    8.5 TAX RETURNS. Except as provided in Section 8.2 or as otherwise agreed to by the parties, with respect to the Acquired Assets and Transferred Offices transferred at the Closing, (a) the Seller shall file or cause to be filed when due all Tax Returns that are required to be filed with respect to such Acquired Assets or such Transferred Offices for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and (b) the Purchaser shall file or cause to be filed when due all Tax Returns with respect to such Acquired Assets or such Transferred Offices for taxable years or periods ending after the Closing Date (excluding any Tax Returns that must be filed by the Seller with respect to net income or franchise taxes of the Seller) and shall remit any Taxes due in respect of such Tax Returns. If the Seller or the Purchaser shall be liable hereunder for any portion of the Taxes shown due on any Tax Return prepared by the other party, the party preparing the Tax Return shall deliver a copy to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions). The Seller or the Purchaser, as the case may be, shall pay in immediately available funds the Taxes for which it is liable pursuant to Section 8.1(a) or 8.1(b), respectively, but which are payable with Tax Returns to be filed by the other party pursuant to the previous sentence on the due date for the payment of such Taxes. If the party not preparing the Returns objects to any items reflected on such Tax Returns, the Purchaser and the Seller shall attempt to resolve the disagreement. If the Purchaser and the Seller cannot resolve the disagreement, the dispute shall be referred to a nationally recognized independent accounting firm mutually acceptable to the Seller and the Purchaser whose determination shall be binding upon the parties. The fees and expenses of such accounting firm shall be borne equally by the Purchaser and the Seller.

                    8.6 ASSISTANCE AND COOPERATION. (a) The Seller and the Purchaser shall:

                    (i) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article 8;

                    (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Acquired Assets or income therefrom or the Assumed Liabilities or payments in respect thereof;

                    (iii) make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Acquired Assets or income therefrom or the Assumed
               Liabilities or payments in respect thereof;

                    (iv) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this
               Article 8; and

                    (v) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any such audit or assessment, including, without limitation, any information document requests received with respect to any such audit.

                    (b) The party requesting assistance or cooperation under paragraph (a) above shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers which third-party service providers may be used if the party whose assistance or cooperation is requested reasonably determines that it would be burdensome to comply with such request without the use of such third-party service providers; provided, that notwithstanding the foregoing, if only one party is responsible for the payment of a Tax, then such party shall be responsible for the payment of any out-of-pocket expenses for fees and costs of third-party servicers.

                    8.7 DOCUMENT RETENTION. The Purchaser and Seller each agree to retain in accordance with its records retention policies applicable to its own documents of a similar nature any Books and Records that could be necessary or useful in connection with the Seller's preparation or the Purchaser's preparation, as the case may be, of any Tax Return, form or report or any audit, examination, other review or proceeding by any Tax authority; provided, however, that, for purposes of applying its records retention policies, the Purchaser shall treat the Seller's taxable year ending December 31, 1988, and all subsequent taxable years as open years until such time as the Seller notifies the Purchaser in accordance with Section 8.9 that all audits for any such year have been finally settled or the applicable statute of limitations has passed.

                    8.8 ALLOCATION OF PURCHASE PRICE. The parties to this Agreement agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Such allocation shall be based on the fair market value of the Acquired Assets to be sold. The Purchaser agrees to provide the Seller with a schedule allocating the Purchase Price and with a properly completed Internal Revenue Service Form 8594 within 60 days of the determination of the Purchase Price but in no event later than 90 days before the due date, including extensions, for the consolidated federal income tax return that includes the Seller for the taxable year including the Closing Date. If the Seller objects to any items reflected on such schedule, the Seller shall notify the Purchaser in writing of such objection and describe in reasonable detail its reasons for objecting, in which case the Purchaser and the Seller shall attempt to resolve the disagreement. If the Purchaser and the Seller cannot resolve the disagreement, the allocation shall be determined by a nationally recognized independent appraiser selected by the Purchaser and reasonably acceptable to the Seller. The fees and expenses of such appraiser shall be borne equally by the Seller and Purchaser. The Seller and the Purchaser agree to act in accordance with the computations and allocations contained in the schedule as finally agreed or determined by such independent appraiser (including any modifications thereto reflecting any post-closing adjustments) in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder ("1060 Forms")) and to file such 1060 Forms in the manner required by applicable law. The Purchaser and the Seller will promptly notify each other in accordance with
          Section 8.9 of any challenge by any Tax authority to such computations or allocations. The Seller agrees that a "Big Six" accounting firm (other than the accounting firm regularly used by the Purchaser or the Seller) is a nationally recognized independent appraiser that is reasonably acceptable to the Seller for purposes of making the computations and allocations described above.

                    8.9  NOTICES, ETC.  Without limiting the provisions of
          Section 8.6, the notification and contest provisions of Article 11 shall apply to claims for indemnification under this Article 8; provided, however, that notice of claim for indemnification pursuant to this Article 8 shall be given prior to the expiration of the applicable statute of limitations (as extended) for the assertion of the claims for Taxes by the relevant Tax authority; and further provided that a copy of any notices required under this Article 8 shall be provided to the following parties:

                    (A)  if to the Purchaser, to:

                    Shawmut National Corporation
                    777 Main Street
                    Hartford, Connecticut 06115

                    Attn:  Susan E. Lester
                           Chief Financial Officer

                    (B)  if to the Seller, to:

                    Barclays Group Inc. (U.S.A.)
                    222 Broadway
                    New York, N.Y. 10038

                    Attn:  Mr. Rick Steineger
                           Head of Group Tax

                    8.10 TAX INDEMNITIES.  Except as provided in Section
          8.9 of this Agreement, both the Seller's and the Purchaser's obligations to indemnify the other party for Taxes shall be governed by this Article 8 and such obligations shall survive Closing until the expiration of the relevant statute of limitations period has expired for the assertion of claims for any such Taxes by the relevant Tax authority.

          ARTICLE 9.  CONDITIONS TO THE CLOSING

                    9.1 CONDITIONS OF OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing Date of the condition precedent that (a) no injunction, order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect enjoining, making illegal or otherwise materially impairing or restricting the consummation of the transactions contemplated by this Agreement and (b) the parties thereto shall have executed and delivered the Servicing Agreement and any other agreement contemplated to be entered into in connection therewith and Parent shall have executed the Guaranty.

                    9.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of the Purchaser are also subject to fulfillment (or waiver by the Purchaser) at or prior to the Closing Date of each of the following conditions precedent:

                    (a) Representations and Warranties True. The representations and warranties of the Seller contained in
               Article 5 of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent that they expressly refer to an earlier time, in which case they must be true as of such earlier date), except for (i) changes resulting from (A) actions expressly consented to in writing by the Purchaser or (B) changed circumstances occurring as a result of operations of the Seller in the ordinary course of business do not adversely affect the Acquired Assets (taken as a whole) or the BFD Acquired Business or (ii) inaccuracies in the representation and warranty contained in
               Section 5.15 hereof which could not reasonably be expected to have a Material Adverse Effect.

                    (b) Performance of Covenants. The Seller shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                    (c) Officer's Certificate. The Purchaser shall have received from a duly authorized senior executive officer of the Seller a certificate as to the matters described in Sections 9.2(a) and 9.2(b).

                    (d) Regulatory Approvals. The regulatory approvals described in Schedule 6.3 shall have been obtained and be in full force and effect and all required waiting periods and any extensions thereof shall have expired or been terminated.

                    (e) No Restraint or Litigation. The waiting period under the HSR Act shall have expired or terminated, and no action, suit, investigation or proceeding by any governmental agency or authority shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                    (f) Legal Opinion. The receipt by Purchaser of legal opinions as to the (i) due incorporation, valid existence and good standing of Seller and Parent, (ii) the corporate power and authority of Seller and Parent to make, deliver and perform its obligations under the Agreement, the Guaranty, the Servicing Agreement and the agreements entered into thereunder, (iii) the taking of all necessary corporate action by the Seller and Parent to execute, deliver and perform its obligations under the Agreement, the Guaranty, the Servicing Agreement, and the agreements entered into thereunder, (iv) the execution and delivery of the Agreement, the Guaranty, the Servicing Agreement, and the agreements entered into thereunder by the Seller and Parent and that each of the Agreements, the Guaranty, the Servicing Agreement, and the agreements entered into thereunder constitutes the legally binding and valid obligation of each of the Seller and Parent enforceable in accordance with its terms (subject to exceptions for bankruptcy and necessary exceptions arising from the indemnification provisions) and
               (v) the execution, delivery and performance by the Seller and Parent of this Agreement, the Guaranty, the Servicing Agreement and the agreements entered into thereunder will not violate their respective certificates of incorporation or by-laws, the law of the jurisdiction of incorporation or similar law or any provision of any other law or statute with all necessary exceptions.

                    (g) Allowance for Credit Losses Reserve. The Allowance for Credit Losses Reserve on the Final Asset and Liability Schedule shall have been established in accordance with BFD Accounting Principles.

                    (h) Material Adverse Change. Subsequent to September 30, 1994, no event, condition, development or circumstance shall have occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                    9.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller are also subject to fulfillment (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions precedent:

                    (a) Representations and Warranties True. The representations and warranties of the Purchaser contained in
               Article 6 of this Agreement shall be true and correct as of the Closing Date (other than any inaccuracies which would not have a Material Adverse Effect) as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time.

                    (b) Performance of Covenants. The Purchaser shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

                    (c) No Restraint or Litigation. The waiting period under the HSR Act shall have expired or terminated, and no action, suit, investigation or proceeding by any governmental agency or authority shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                    (d) Officer's Certificate. The Seller shall have received from a duly authorized senior officer of the Purchaser a certificate as to the matters described in Sections 9.3(a) and 9.3(b).

                    (e) Legal Opinion. The receipt by Seller of legal opinions as to the (i) due organization, valid existence and good standing of Purchaser, (ii) the corporate power and authority of Purchaser to make, deliver and perform its obligations under the Agreement, the Servicing Agreement and the agreements entered into thereunder, (iii) the taking of all necessary corporate action by the Purchaser to execute, deliver and perform its obligations under the Agreement, the Servicing Agreement and the agreements entered into thereunder, (iv) the execution and delivery of the Agreement by the Purchaser and that the Agreement, the Servicing Agreement and the agreements entered into thereunder constitute the legally binding and valid obligation of the Purchaser enforceable in accordance with its terms (subject to exceptions for bankruptcy and necessary exceptions arising from the indemnification provisions) and (v) the execution, delivery and performance by the Purchaser will not violate its articles of association or by-laws, the federal banking laws or any provision of any other law or statute, with all necessary exceptions.

          ARTICLE 10.  TERMINATION, AMENDMENT AND WAIVER

                    10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                    (a) By written mutual agreement of the Seller and the Purchaser;

                    (b) By the Purchaser or the Seller upon notice given to the other party in the event that the other party shall have materially breached any of its representations and warranties or agreements in this Agreement (including without limitation its agreement to consummate the Closing contemplated hereby upon the satisfaction of the conditions to its obligations contained herein) which breach is not cured within thirty days after notice to cure such breach is given by the non-breaching party; provided that the party seeking to terminate the Agreement shall not have materially breached any of its representations or warranties, covenants or agreements hereunder;

                    (c) By the Purchaser or the Seller upon notice given to the other if the Closing shall not have taken place for any reason by March 31, 1995, or it is manifestly apparent that the Closing will not take place because of the inability to satisfy the condition described in Section 9.2(d) on or before March 31, 1995, provided, that, in either case, the failure of the Closing to occur on or before such date (or the inability to satisfy such condition) is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination; or

                    (d) By the Purchaser or the Seller upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and the time for appeal or petition for reconsideration of such order shall have expired.

                    10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect and, other than in the event of a termination pursuant to Section 10.1(b) or (c) at a time when there exists a wilful breach of any of the covenants, there shall be no liability on the part of the Purchaser or the Seller or their respective officers or directors (except as set forth in this Section 10.2 and Section 7.4). In the event of the termination by any party of this Agreement pursuant to Section 10.1(b) or (c) at a time when there exists a willful breach of any of the covenants, agreements, representations or warranties set forth herein by the other party hereto, then the terminating party shall be entitled to institute an action for breach of contract and shall be indemnified by the other party for any or all damages, costs and expenses sustained or incurred as a result of such breach. The obligations of the parties to this Agreement under this Section 10.2 and Section 7.4, as well as under the Confidentiality Agreement, shall survive any such termination.

          ARTICLE 11.  GENERAL PROVISIONS

                    11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations and warranties set forth in Articles 5 and 6 of this Agreement shall survive until the date which is 15 months after the Closing Date, and all other representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto shall not survive the Closing; provided that the representation and warranty contained in Section 5.4(a) shall not expire and shall last indefinitely. No action or claim pursuant to Section 11.2 hereof resulting from breaches of the representations and warranties of any of the parties hereto or any claim for indemnity in respect thereof shall be brought or made unless, prior to the expiration of the survival period for the applicable representation or warranty as set forth above, the action or claim shall have been the subject of a good faith written notice from either party hereto to the other party which notice specifies in reasonable detail the nature of the claim (it being understood that such written notice may be delivered prior to the incurrence or suffering of a Loss by an indemnified party if facts are described in sufficient detail in such notice as to warrant the delivery of a good faith notice in which case the party giving such notice shall be entitled to indemnification in accordance with the provisions hereof notwithstanding that such Loss may occur after the expiration of the applicable survival period). Any covenant contained herein which by its terms is to be performed in whole or in part after the Closing Date shall survive the Closing Date.

                    11.2 INDEMNIFICATION. (a) The Seller and Parent agree to indemnify and hold the Purchaser harmless against and in respect of any Loss incurred or sustained by the Purchaser as a result of (i) any breach by the Seller or Parent of their respective representations or warranties contained herein (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (i), the accuracy of the representations and warranties made by Seller and Parent shall be determined without giving effect to the qualifications to such representations and warranties concerning "Material Adverse Effect", (ii) any breach by the Seller or Parent of its covenants contained herein, (iii) the Excluded Assets (other than Excluded Loans and related Loan Commitments) or Excluded Liabilities, (iv) any claim made by any employee or former employee of Seller, BFD or their respective Affiliates for severance pay other than a claim incurred on or after the Closing Date, (v) any claim made pursuant to WARN relating to events occurring prior to the Closing Date, (vi) benefits or claims incurred prior to the Closing Date by employees or former employees of Seller, BFD or their respective Affiliates (other than liabilities for accrued benefits specifically assumed by Purchaser in Section 7.7), and (vii) liabilities arising under Title IV of ERISA, Section 412 or 4980B of the Code or Section 302 of ERISA with respect to any employee benefit plans, programs or arrangements maintained, sponsored, contributed to or required to be contributed to by Seller, BFD or any of their respective Affiliates or any trade or business, whether or not incorporated, that together with Seller, BFD or any of their respective Affiliates would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (other than liabilities for accrued benefits specifically assumed by Purchaser in Section 7.7). Notwithstanding the foregoing, Losses in any year attributable to out-of-pocket attorney's fees or litigation expenses which are not in excess of $250,000 shall be borne by Purchaser and shall not be indemnifiable. The parties acknowledge that with respect to any litigation not set forth on Schedule 5.12 (whether arising prior to, on or after the Closing Date) which arises out of any act or omission of Seller or any of its Affiliates on or prior to the Closing Date, all Losses incurred or sustained by Purchaser in connection with such litigation (other than litigation expenses related to the portion of such litigation brought for purposes of loan recovery efforts) shall be considered to be outside of the ordinary course of business for purposes of
          Section 5.15 hereof. Accordingly, subject to the terms of the second preceding sentence and the Basket, such Losses shall be indemnifiable under this Article 11 to the extent that Purchaser shall have given a notice of claim for indemnification meeting the requirements of Section 11.1 hereof with respect to such litigation or with respect to the facts, events or circumstances giving rise thereto. In the case of any indemnification claim involving a credit loss where a representation, warranty or covenant of the Seller is alleged to have been breached, it is understood that the Purchaser shall not be entitled to indemnification under this Article 11 for any damage, loss, liability or expense arising out of or based upon a breach or event referred to in clause (i) of the first sentence of this paragraph relating to a Loan or Loan Commitment included in the Acquired Assets or to the related Loan Document, which Loan is not collected in full, if and to the extent the Seller demonstrates that such damage, loss, liability or expense would have occurred, notwithstanding such breach, by reason of the Debtor being unable or unwilling to pay and discharge such Loan in full and the collateral securing such Loan otherwise having inadequate value. The Purchaser agrees that it will take commercially reasonable actions consistent with its general policies and practices to mitigate Losses (including, without limitation, taking commercially reasonable steps to cure any documentation or security interest defect upon the discovery thereof), and in the event any such Loss is sustained and an indemnification claim is made against the Seller hereunder, the Purchaser will provide the Seller with such information in the credit and other files of the Purchaser relating to the relevant loan and the administration thereof as may be reasonably requested by the Seller for purposes of determining whether such Loss would have otherwise occurred. The costs incurred by Purchaser pursuant to the previous sentence shall (subject to the Basket in the case of mitigation of Losses resulting from any breach of the representations and warranties of Seller and Parent contained herein) be indemnifiable by Seller pursuant to this
          Article 11. Notwithstanding the foregoing, in no event shall the Purchaser be required to initiate any litigation against any third party in connection with its mitigation obligation unless the Seller requests the Purchaser do so and reimburse the Purchaser for all expenses incurred by the Purchaser in connection with such litigation as such expenses are incurred. Regardless of any breach of a representation or warranty, the Seller shall not be responsible for any loss or portion thereof to the extent it results from the act or omission of the Purchaser. In no event shall indemnification be provided in respect of any loss, liability or damages arising from or relating to any matter described in Schedule 5.12.

                    (b) The Purchaser agrees to indemnify and hold the Seller harmless against and in respect of any Loss incurred or sustained by the Seller as a result of (i) any Assumed Liability,
          (ii) any breach by the Purchaser of its representations or warranties contained herein, (iii) any breach by the Purchaser of its covenants contained herein and (iv) acts or omissions of the Seller taken at the direction of the Purchaser whether occurring before or after the Closing Date.

                    (c) No indemnifying party shall be liable for.any loss, liability or damage based on the indemnification provisions of clause (i) of subsection (a) or clause (ii) of subsection (b) above except to the extent that the aggregate of such losses, liabilities or damages exceeds $8 million, in which event the indemnified party shall be entitled to recover only those losses, liabilities or damages in excess of $8 million (the "Basket"), provided, however, that the $8 million limitation contained in this Section 11.2(c) shall not apply to, and Purchaser's indemnified parties shall be entitled to dollar-for-dollar recovery with respect to, Losses resulting from breaches of the representations contained in Section 5.4(a) hereof. The indemnifying party shall not be liable for any breach of representation or warranty hereunder if the loss, liability or damage therefrom, in any individual case, amounts to $10,000 or less, and such losses, liabilities or damages shall not be included in calculating the $8 million threshold established in the immediately preceding sentence, provided, however, that in the case of any Loss exceeding $10,000, subject to the $8 million limitation described above, the entire Loss, and not solely the portion of such Loss in excess of $10,000, shall be indemnifiable by Seller and provided further, however, that where a number of Losses are each individually less than $10,000, but the aggregate of such Losses exceeds $10,000, and all such Losses are based upon, arise from or are attributable to the same or a series of closely related matters, then subject to the $8 million limitation, such Losses shall be indemnifiable by Seller pursuant to Section 11(a)(i).

                    (d) Promptly after receipt by an indemnified party under this Section 11.2 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party under this Section 11.2 unless and only to the extent such failure is materially prejudicial to the indemnifying party. If any such claim shall be brought in respect of which any indemnification claim may be made, the indemnifying party shall be entitled to participate therein and to assume the defense thereof (or the defense of the portion thereof for which the indemnifying party is potentially responsible) with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action (or such portion thereof), such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld; provided, that the indemnified party shall reimburse the indemnifying party for all costs and expenses incurred by the indemnifying party in connection with such defense to the extent that such costs and expenses do not exceed the remaining availability, if any, under the Basket in the case of indemnification claims resulting from any breach of representations and warranties of Seller and Parent contained herein; and provided further, however, that if the indemnified party has elected to be represented by separate counsel at its own expense (or, pursuant to the proviso to the penultimate sentence of this paragraph, at the expense of the indemnifying party), such settlement or compromise shall be effected only with the consent of the indemnified and indemnifying parties, which consent shall not be unreasonably withheld. If the indemnifying party elects not to assume the defense in connection with any such claim or portion thereof, the indemnified party may not settle or compromise any such claim or portion thereof without the consent of the indemnifying party, which consent shall not be unreasonably withheld. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action or portion thereof, the indemnifying party shall not be liable to the indemnified party under this Section
          11.2 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the indemnified party's reasonable judgment, it is advisable, because of a reasonably apparent conflict of interest between the indemnifying party and the indemnified party or because there are specific defenses available to the indemnified party which are different from or additional to those available to the indemnifying party and which could be materially adverse to the indemnifying party, for the indemnified party to be represented by separate counsel, which separate counsel shall have the right to assume and direct the indemnified party's defense and enter into settlements or compromises with the consent of the indemnifying party, and in that event the reasonable fees and expenses of one such separate counsel shall (to the extent no portion of the Basket remains available in the case of indemnification claims resulting from any breach of representations and warranties of Seller and Parent contained herein) be paid by the indemnifying party. In addition, the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. The parties hereto agree that the procedures set forth in this Section 11.2(d) shall not apply to claims for indemnification between such parties.

                    (e) Absent claims based on fraud or bad faith, the indemnity provided in this Section 11.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party for any matter arising in connection with this Agreement. Except as may otherwise be required by law, any indemnity payments pursuant to this Agreement shall constitute and shall be reported by the parties as adjustments to the purchase price hereunder.

                    11.3 SCHEDULES. Disclosures included in any schedule to this Agreement shall be considered to be made for purposes of all schedules. Inclusion of any matter in any schedule to this Agreement does not imply that such matter would, under the provisions of this Agreement, have to be included in such schedule.

                    11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by telex or telegram or mailed by registered or certified mail (returned receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (A)  if to the Purchaser or Shawmut, to:

                    Shawmut National Corporation
                    Executive Offices
                    One Federal Street
                    Boston, Massachusetts 02211

                    Attention:  J. Michael Shepherd

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, N.Y. 10022

                    Attention:  William S. Rubenstein

                    (B)  if to Seller or Parent to:

                    Barclays Group Inc. (USA)
                    222 Broadway
                    New York, N.Y. 10038

                    Attention:  John Freeman
                    Telecopy:   212-412-3862

                    with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, N.Y. 10017-3954

                    Attention:  Wilson S. Neely

                    11.5 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    11.6 AMENDMENT. This Agreement and the Exhibits and Schedules hereto may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

                    11.7 EXTENSION; WAIVER. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party hereto contained herein or in any Schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other party hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

                    11.8 ENTIRE AGREEMENT. This Agreement (including the Exhibits, Annexes, Schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                    11.9 THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

                    11.10 ASSIGNMENT. This Agreement shall not be assigned, and any attempted assignment shall be void; provided, however, that Purchaser may assign its right to purchase any Acquired Asset and/or to assume any Assumed Liability, together with Purchaser's rights under this Agreement with respect thereto, to any of its Affiliates only if such Affiliate of the Purchaser and the Purchaser agree to be bound jointly and severally hereunder and such Affiliate executes a counterpart of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                    11.11 PUBLICITY NOTICE. Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain the prior regulatory approval described in Schedule 6.3, (iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby,
          (iv) as required by court order or otherwise mandated by law or the rules of the New York Stock Exchange, or by contract in which the Seller or the Purchaser is a party, or (v) in connection with disclosure documents prepared by the Seller, the Purchaser or a subsidiary or parent of either, neither party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent will not be unreasonably withheld. Even in cases where such prior consent is not required each party will, to the extent practicable under the circumstances, give prior notice to the other of the contents of such releases in order to provide a reasonable opportunity to the other party to prepare a corresponding or other similar release.
          Notwithstanding the foregoing, if the parties hereto issue a news release after the execution of this Agreement announcing the proposed sale it must specifically state that such sale is subject to prior regulatory approval.

                    11.12 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

                    11.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

                    11.14     CONSENT TO JURISDICTION; SERVICE OF PROCESS.
          (a) The parties hereto hereby exclusively and irrevocably submit to the jurisdiction of the federal and state courts of New York over any action arising out of or relating to this Agreement, the Servicing Agreement and any of the agreements entered into in connection herewith and therewith and Parent, Seller, Shawmut and Purchaser hereby irrevocably agree that all claims in respect of such suit, action or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or thereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such suit, action or proceeding. Each of the parties hereto agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

                    (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in accordance with the provisions of Section 11.4 of this Agreement.

                    11.15 WAIVER OF JURY TRIAL. The parties to the Agreement hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to the Agreement, the Servicing Agreement and the agreements entered into in connection herewith and therewith and any amendment, waiver, consent or other document that amends, waives, supplements or otherwise modifies the Agreement, the Servicing Agreement or any of the agreements entered into in connection herewith and therewith.

                    11.16 CONFIDENTIALITY AGREEMENT. Parties agree that on the Closing Date, the provisions of the Confidentiality Agreement shall terminate and be of no further force and effect, except to the extent that Shawmut or Purchaser has received confidential information of Seller unrelated to the BFD Acquired Business, the Acquired Assets or the Assumed Liabilities.

                    IN WITNESS WHEREOF, the Seller, Parent, Shawmut and Purchaser have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

                                   BARCLAYS BUSINESS CREDIT INC.

                                   By /s/ Richard Webb

                                   BARCLAYS BANK PLC

                                   By /s/ Richard Webb

                                   SHAWMUT NATIONAL CORPORATION

                                   By /s/ J. Michael Shepherd

                                   SHAWMUT BANK CONNECTICUT, N.A.

                                   By /s/ Susan E. Lester